Registration No.  333-82365

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
               (Exact name of registrant as specified in charter)

                    Barbados                               Not Applicable
(State or other jurisdiction of incorporation or          (I.R.S. employer
                  organization)                         identification number)

                               One Financial Place
                                 Collymore Rock
                           St. Michael, Barbados, W.I.
                                 (246) 436-4895
          (Address, including zip code, and telephone number, including area code, of principal executive office)

                    RONALD W. JONES, Vice-President, Finance
                 Motors Mechanical Reinsurance Company, Limited
                               One Financial Place
                                 Collymore Rock
                           St. Michael, Barbados, W.I.
                                 (246) 436-4895
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                           George R. Abramowitz, Esq.
                              Douglas N. Beck, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          1875 Connecticut Avenue, N.W.
                             Washington, D.C. 20009




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Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration becomes effective.

In accordance with Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement relates to securities previously registered under Registration Statement on Form S-2, File No. 033-60105.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(i) of this form, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registrant statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to section 8(a), may determine. [ ]



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                               P R O S P E C T U S


                 Motors Mechanical Reinsurance Company, Limited
                      12,000 Shares of Participating Stock

We are a Barbados company engaged in the business of reinsuring risks covering motor vehicle mechanical repairs.

The participating shares being offered by this prospectus are divided into 120 series, and the authorized number of participating shares of each series is 100. The offering price is $75.00 per participating share. All Amounts Of Currency Shown In This Prospectus Are Stated In U.S. Dollars.

We will issue participating shares only to persons certified by the owners of entities selling motor vehicles to be identified with that series and only if we receive stock purchase agreements executed by such persons that are acceptable to us in our sole discretion.

No underwriting discounts or commissions will be paid in connection with the offering of participating shares. The participating shares are not listed on any national securities exchange or the Nasdaq Stock Market.

Investing in our participating shares involves risks. See "Risk Factors" (page
2).

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved These Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.


                   The date of this Prospectus is June , 2002.




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THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH
SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                FOR ARIZONA, MASSACHUSETTS AND MISSOURI INVESTORS

NO SHARES MAY BE OFFERED TO OR PURCHASED BY RESIDENTS OF ARIZONA, MASSACHUSETTS OR MISSOURI UNLESS THE PURCHASER IS (I) AN OWNER OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, (II) A MEMBER OF THE FAMILY OF ONE OF THE OWNERS OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, (III) A TRUST FOR THE BENEFIT OF PERSONS OTHERWISE ELIGIBLE TO PURCHASE SHARES, (IV) A CORPORATION OR PARTNERSHIP CONTROLLED BY AN OWNER OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, OR (V) A KEY EMPLOYEE WITH RESPECT TO SUCH ENTITY.

                              FOR FLORIDA INVESTORS

THE SECURITIES BEING OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE FLORIDA DIVISION OF SECURITIES. ANY SALE MADE PURSUANT TO THIS PROSPECTUS MAY BE VOIDED BY THE PURCHASER WITHIN THREE DAYS OF THE FIRST TENDERING OF CONSIDERATION.

                            FOR MISSISSIPPI INVESTORS

THE COMMISSIONER OF INSURANCE OF THE STATE OF MISSISSIPPI (THE "MISSISSIPPI INSURANCE COMMISSIONER") HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE MISSISSIPPI INSURANCE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                             FOR NEBRASKA INVESTORS

ALL NEBRASKA INVESTORS DESIRING TO PURCHASE PARTICIPATING STOCK SHALL FORWARD THEIR EXECUTED STOCK PURCHASE AGREEMENTS, CERTIFIED OR CASHIER'S CHECK PAYABLE TO MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED, AND CERTIFICATION OF ELIGIBILITY TO:

                           GMAC SECURITIES CORPORATION
                             300 Galleria Officentre
                                    Suite 200
                              Mail Code 480-300-206
                              Southfield, MI 48034
                          ATTENTION: ROBERT E. CAPSTACK



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                                TABLE OF CONTENTS

SUMMARY........................................................................1
RISK FACTORS...................................................................2
ELIGIBILITY TO PURCHASE THE SHARES.............................................5
USE OF PROCEEDS................................................................5
DETERMINATION OF OFFERING PRICE................................................6
DIVIDENDS......................................................................6
OUR BUSINESS...................................................................7
SELECTED FINANCIAL DATA........................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS........................................................10
MANAGEMENT....................................................................16
   DIRECTORS AND OFFICERS.....................................................16
CERTAIN TRANSACTIONS..........................................................17
DESCRIPTION OF CAPITAL STOCK..................................................17
   ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS.................................17
   VOTING RIGHTS..............................................................20
   REDEMPTION.................................................................21
   LIQUIDATION................................................................21
   RESTRICTIONS ON TRANSFER...................................................21
   COMMON STOCK...............................................................22
   BARBADOS CORPORATE LAW PROVISIONS..........................................22
PLAN OF DISTRIBUTION..........................................................23
   PURCHASE PROCEDURES........................................................23
   TERMS OF SALE..............................................................23
   CONDITIONS OF SALE.........................................................24
   TERMINATION OF OFFERING....................................................24
UNITED STATES FEDERAL TAX CONSIDERATIONS......................................24
   UNITED STATES-- BARBADOS INCOME TAX TREATY.................................24
   UNITED STATES PREMIUM EXCISE TAX...........................................25
   UNITED STATES FEDERAL INCOME TAX RISKS AND CONSEQUENCES TO US..............25
   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES-- THE SHAREHOLDERS...........26
LEGAL MATTERS.................................................................27
EXPERTS.......................................................................27
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................27
ADDITIONAL INFORMATION........................................................28



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                                     SUMMARY

The following summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in our participating shares. You should read the entire prospectus, including the financial statements and notes to the financial statements, before you decide to buy participating shares.

OUR BUSINESS

We are a Barbados reinsurance company located at One Financial Place, Collymore Rock, St. Michael, Barbados, and our telephone number is (246) 436-4895. We assume risks with respect to motor vehicle repairs that are covered under motor vehicle mechanical service agreements sold to purchasers of new and used motor vehicles. These risks are initially insured under policies that are issued either to General Motors Corporation or its affiliates, or to automobile dealers, and reinsured by Motors Insurance Corporation. We then assume the risks under these policies from Motors Insurance Corporation. (See "Our Business.")

THE OFFERING

Securities Being
Offered.............................  Shares of participating stock, not to exceed 12,000 shares, in series of 100
                                      shares each, without nominal or par value.
                                      (See "Description of Capital Stock.")

Offering Price......................  $75.00 per share, or $7,500 per series.

Terms of Offering...................  We issue series of participating shares with respect to specific MIC Mechanical
                                      Accounts.  An "MIC Mechanical Account"
                                      refers to the record maintained by Motors
                                      Insurance Corporation with respect to
                                      motor vehicle mechanical service
                                      agreements sold by one or more entities
                                      that sell motor vehicles. Only one series of participating shares will be issued with respect to each MIC Mechanical Account. To be eligible to purchase participating shares, you must be certified to purchase shares by the owners of the entity for which the MIC Mechanical Account is maintained. We will not issue any participating shares of a series unless all shares of that series are purchased by you or other eligible persons. (See "Eligibility to Purchase the Shares.")

Offering Period.....................  This offering commenced in May of 2000 and participating shares will be offered and sold on a continuous basis unless we terminate the offering. All funds paid by purchasers of participating shares will be held in an escrow account at Barclays Bank PLC in Bridgetown, Barbados until we accept the purchaser's stock purchase agreement. Once we accept the stock purchase agreement, the funds will be paid to us and shares will be issued.

Purchase Procedure..................  To purchase participating shares, you must send the following to us: (1) two executed stock purchase agreements; (2)a certified or cashier's check in the amount of the purchase price of the participating shares payable to "Motors Mechanical Reinsurance Company, Limited-- Escrow Account";and
                                      (3)a certification of eligibility. (See
                                      "Eligibility to Purchase the Shares.")


Restrictions on
Transfer............................  Generally, you will not be able to transfer participating shares unless you have first offered us the opportunity to purchase the shares. In addition to allowing us an option to purchase the shares, if you want to transfer less than all of the shares of a series, you will generally need to obtain our prior written consent. (See "Description of Capital Stock -- Restrictions on Transfer.")



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Voting Rights.......................  As a holder of participating shares, you and the other holders of participating
                                      shares will be entitled to elect one out of six members of our board of directors. Your right to vote on other matters will be limited. (See "Description of Capital Stock -- Voting Rights.")

Risk Factors........................  This investment is subject to significant risks. (See "Risk Factors.")


Capital Structure...................  As of May 1, 2002, there were 25,000 participating shares representing 250
                                      series issued and outstanding and held by 448 shareholders. In addition, we have issued 2,000 shares of our common stock to Motors Insurance Corporation that remain outstanding.


Use of Proceeds.....................  We will add the proceeds of this offering to our general funds and utilize these
                                      funds in our reinsurance business.
                                      (See "Use of Proceeds.")

Plan of Distribution................  The participating shares are being offered, on a continuous basis, by
                                      registered representatives of GMAC
                                      Securities Corporation, a broker-dealer
                                      affiliate of Motors Insurance Corporation.
                                      No commissions are charged or paid in
                                      connection with the sale of the
                                      participating shares.

                                  RISK FACTORS

An investment in our participating shares is subject to significant risk. Before you decide to purchase participating shares, please carefully consider the following risk factors:

We Are Controlled By and Dependent Upon Motors Insurance Corporation

Motors Insurance Corporation owns all of our common stock. This permits Motors Insurance Corporation to control our board of directors and determine, among other things, the selection of our officers, management company and investment adviser. We have entered into a retrocession agreement with Motors Insurance Corporation. Under this agreement, we assume (reinsure) risks of Motors Insurance Corporation under insurance policies covering motor vehicle mechanical service agreements. We rely exclusively on this retrocession agreement and, thus, on Motors Insurance Corporation for our business. Therefore, any matters adversely affecting Motors Insurance Corporation may have an adverse impact on our business. In addition, under the retrocession agreement, Motors Insurance Corporation has the ability to limit our reinsurance with respect to particular MIC Mechanical Accounts. This could adversely affect the value of your participating shares. (See "Our Business;" and "Description of Capital Stock.")

Under the retrocession agreement, we are required to reimburse Motors Insurance Corporation for all claims paid by Motors Insurance Corporation with respect to the motor vehicle mechanical service agreements that are covered by the retrocession agreement. We may, at our own expense, participate with Motors Insurance Corporation in the defense of any claim. However, Motors Insurance Corporation generally has full authority to investigate and settle, or defend, all claims.

The retrocession agreement does not specify a date upon which it will terminate. The agreement may generally be terminated at any time by either Motors Insurance Corporation or by us upon 30 days written notice. If the retrocession agreement is terminated, we may not be able to continue to operate in the manner described in this prospectus.

Restrictions Applicable to Motors Insurance Corporation's Ability to Retrocede Risks to Us

Motors Insurance Corporation believes that there is no federal or state law or regulation that limits its ability to retrocede (assign) to us its risks with respect to the motor vehicle mechanical service agreements. However, certain state insurance laws and regulations are imprecise and subject to varied interpretations. Accordingly, it is possible that a state administrator could attempt to limit the retrocession arrangement between Motors Insurance Corporation


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and us on the grounds that we are a non-United States company or a company that is affiliated with the ceding company (i.e. Motors Insurance Corporation) or its producers (i.e. the entities selling the motor vehicle mechanical service agreements). In addition, from time to time, there are legislative and regulatory proposals that could, if adopted, affect the ability of Motors Insurance Corporation to retrocede its liability under the motor vehicle mechanical service agreements to us.

Extension of New Vehicle Warranties Could Adversely Affect Our Business

Our business is largely dependent upon sales of motor vehicle mechanical service agreements. Therefore, our business could be adversely affected by changes in warranties provided by manufacturers for new motor vehicles that limit the need for, and sales of, motor vehicle mechanical service agreements. For example, if warranties provided by manufacturers are expanded, there could be an adverse effect on the sales of motor vehicle mechanical service agreements, and thus on our business.

Losses Paid With Respect to Motor Vehicle Mechanical Service Agreements and Other Expenses May Exceed Our Income

The amount of losses that are incurred under motor vehicle mechanical service agreements are unpredictable and highly volatile. If the amount of losses and expenses we incur under the motor vehicle mechanical service agreements combined with our other expenses exceeds the amount of premium we earn and our investment income, we would incur net losses. For the year ending December 31, 1999, we incurred net losses of $3,534,968.

Each series of participating shares generally bears 100% of the losses incurred with respect to motor vehicle mechanical service agreements sold by the entity with respect to which the shares are issued. To the extent losses incurred with respect to motor vehicle mechanical service agreements sold by the entity with respect to which your participating shares are issued are substantial, you might lose all or a portion of your investment even if other holders of participating shares do not experience a similar loss. In addition, under certain circumstances, losses incurred with respect to motor vehicle mechanical service agreements other than those sold by the entity with respect to which your shares are issued, may be allocated to the account maintained for your shares.

Investment Related Risks


Our profitability depends in part on the amount of income we earn on our investments. There is a risk that we will not earn a net investment return which, when added to our earned premium, will be sufficient to offset our liability for claims and expenses. In addition, we could suffer investment losses due to declines in the market values of securities in which we invest which may be caused by, among other things, volatile interest rates or conditions in equity markets.


We invest primarily in debt instruments that are not subject to U.S. withholding tax. In addition, we are permitted to invest a portion, not to exceed 30%, of our portfolio in equity securities, including securities issued by non-U.S. issuers. Investing in securities issued outside the United States subjects us to certain risks not generally associated with securities issued in the United States. These risks include:

                  o fluctuations in currency exchange rates;

                  o lack of standard financial and accounting information; and

                  o lack of liquidity in such securities.

United States Tax Risks

We conduct a reinsurance business in Barbados. We execute and administer our retrocession agreements and manage our business affairs from Barbados. On this basis, we believe that we should not be deemed to be engaged in business within the United States through a permanent establishment, and, therefore, we believe we should not be subject to United States income tax. However, given the factual nature of the questions involved and certain aspects of our treaty reinsurance program related to the United States, there can be no assurance that for tax purposes we


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ultimately will not be deemed to be engaged in business within the
United States through a permanent establishment. In such event, we would be subject to United States income tax on business profits attributable to such permanent establishment, as well as an additional 5% branch profits tax.

Under captive insurance company provisions contained in the Internal Revenue Code, each holder of participating shares generally will be subject to United States income tax currently on his or her pro rata share of our earnings, whether or not such earnings are distributed. To the extent that we were subject to United States income tax on our business profits, the holders of participating shares would not be subject to current tax on such profits, but the holders of participating shares would be subject to tax on our actual distributions with respect to such profits. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences -- The Shareholders.")

No representation is made as to the effect that any change in United States tax laws or the interpretation thereof may have on us or holders of participating shares.

Risks Related to Foreign Business Operations

Our business is conducted outside of the United States and may, consequently, be affected by changes in foreign governments and by other political and economic conditions. As a Barbados corporation, we are subject to the provisions of the Barbados Companies Act, 1982. (See "Description of Capital Stock -- Barbados Corporate Law Provisions.")

Competition and Loss of Business

The business of insuring risks under motor vehicle mechanical service agreements is highly competitive, with many companies seeking to insure motor vehicle mechanical service agreements sold by entities selling motor vehicles. Since all of our business is currently derived from the retrocession agreement with Motors Insurance Corporation, the volume of our business is dependent, to some extent, upon the marketability of agreements and plans developed by General Motors Corporation and its subsidiaries, including Motors Insurance Corporation, and offered through motor vehicle dealers. In addition, General Motors may choose not to insure its liability under mechanical repair plans with Motors Insurance Corporation or its subsidiaries which would limit our business.

Barbados Regulatory Limitations May Restrict The Amount of Our Business

Barbados insurance law requires that we maintain certain levels of capital and surplus in relation to the amount of premium we earn. To the extent that our net asset value does not meet these minimum requirements and to the extent that the capital and surplus attributable to a particular series of participating shares does not support the business attributable to such series, we may reduce the amount of our business attributable to such deficient series.

We Are Dependent on Outside Consultants

We do not have any full-time officers or employees. We rely on outside consultants for insurance management, day-to-day administrative services, and investment advice. In the event that our relationship with any of these consultants were to terminate, we may have difficulty finding replacements. (See "Our Business.")

Our Ability to Pay Dividends is Subject to Certain Restrictions

Although our articles of incorporation require that we pay a minimum annual dividend to holders of participating shares under certain circumstances, we will not be able to pay any dividend unless such payment is in compliance with Barbados insurance regulatory requirements, the Barbados Companies Act and other limitations provided in our articles. (See Appendix A; and "Dividends.")

There Is No Public Market For Our Stock and There are Restrictions on Transfers

There is no public market for the participating shares, and we don't expect one to develop. In addition, the participating shares are subject to substantial restrictions on transfer. Except for transfers to some members of a


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transferor's family, some trusts, some business affiliates, or estates, a transfer of any series of shares is subject to our right of first refusal, and a transfer of less than all of the shares of a series cannot be made without our express written consent. All transferees must agree to be bound by the provisions of a stock purchase agreement, including, among other things, restrictions on the transfer of their shares. (See "Description of Capital Stock -- Restrictions on Transfer," "Eligibility to Purchase the Shares," and "Plan of Distribution.")

We Have the Right to Redeem Shares

We have the right to redeem participating shares of any series at any time and for any reason. This would permit us, among other things, to redeem your shares, at our discretion, if loss experience with respect to the motor vehicle mechanical service agreements sold by the entity or entities with respect to which your participating shares are issued, is unsatisfactory. We also may reject any request for redemption by a shareholder. (See "Description of Capital Stock -- Redemption.")

                       ELIGIBILITY TO PURCHASE THE SHARES

Participating shares ("Shares") of a series may be purchased only by an individual or entity certified by all the owner(s) of the entity or entities for which an MIC Mechanical Account is maintained as a purchaser of all or part of a series of Shares in respect of such MIC Mechanical Account ("Eligible Purchaser"). An "MIC Mechanical Account" is the separate business record maintained by Motors Insurance Corporation ("MIC") or any of its subsidiaries to track volume, experience, and commissions with respect to motor vehicle mechanical service agreements sold by one or more particular entities selling new and/or used motor vehicles. There are no formal eligibility requirements for certification. The owners of the entity or entities for which an MIC Mechanical Account is maintained have complete discretion with respect to whom they choose to certify as Eligible Purchasers (including themselves), provided that all beneficial owners of the entity or entities for which an MIC Mechanical Account is maintained consent to such designation. In addition, we have complete discretion to accept or reject any offer to purchase Shares. No more than one series of Shares is issued with respect to each MIC Mechanical Account. No Shares of a series are issued unless executed stock purchase agreements (see Appendix B) for all Shares of that series have been received and accepted by us.

A prospective purchaser is considered to be properly certified when we have received a certificate in the form furnished by us (see Appendix C) from each owner of the entity or entities for which an MIC Mechanical Account is maintained stating that the prospective purchaser has been designated by such owner(s) to be eligible to purchase the particular Shares and representing that all beneficial owners of the entity or entities for which an MIC Mechanical Account is maintained have consented to such designation. In addition, the prospective purchaser must execute a stock purchase agreement, in the form approved by us (see Appendix B) and forward that agreement, together with payment for the Shares purchased, to us. Stock purchase agreements are subject to acceptance by us. (See "Plan of Distribution.")

The transfer of Shares is subject to restrictions. If less than all the Shares of a series are transferred, we must give our consent. In addition, we have a right of first refusal to purchase any Shares which the holder attempts to transfer. However, a transfer is not subject to either of the foregoing restrictions if the transferee falls into one of the categories of designated transferees set forth in our articles of incorporation. (See "Description of Capital Stock -- Restrictions on Transfer.")

                                 USE OF PROCEEDS

The offering of the Shares pursuant to this prospectus is being made on a continuous basis. This means that it is not possible to predict how many series of Shares will ultimately be purchased or the maximum net proceeds to be derived by us from this offering.

The proceeds derived from this offering are added to our general funds to provide a pool of funds for the payment of future claims in the event premiums prove insufficient to cover such claims. Under Barbados law, we are required to have minimum net assets, determined by reference to our annual earned premium. All of our available capital, including the proceeds of this offering, is invested in accordance with guidelines established by our board of directors. We believe that the proceeds derived from this offering will be sufficient, together with our other capital, to support our insurance operations for the foreseeable future.


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We establish a bookkeeping record for each particular series of Shares or class of stock which we maintain for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series of Shares or class of stock ("Subsidiary Capital Account"). The consideration we receive upon issuance of a series of Shares is allocated to the Subsidiary Capital Account established with respect to that series of Shares. (See "Description of Capital Stock - Allocations to Subsidiary Capital Accounts.")

                         DETERMINATION OF OFFERING PRICE

There is no public trading market for the Shares nor is one expected to develop. The price per Share reflects our projected capital needs and bears no relationship to any valuation criteria.

                                    DIVIDENDS

Dividends may be declared and paid at the discretion of our board of directors, provided that, subject to the restrictions described in the following paragraphs, each holder of Shares of a series will be entitled to receive a minimum dividend, payable in the following year, equal to 20% of the annual net income attributable to the Subsidiary Capital Account associated with that series of Shares.

Pursuant to the general corporate laws of Barbados, dividends on the Shares are payable only if after the payment: (a) we would be able to pay our liabilities as they come due; and (b) the realizable value of our assets exceeds our liabilities and stated capital. Dividends may not be paid out of unrealized profits. Further, under Barbados insurance law, we are required to maintain a minimum capitalization of $125,000 and, in addition, the recorded value of our assets must exceed our liabilities by: (a) $125,000 where our earned premium in the preceding financial year did not exceed $750,000; (b) an amount equal to 20% of our earned premium for the preceding financial year, where such income exceeded $750,000 but did not exceed $5,000,000; and (c) an amount equal to the aggregate of $1,000,000 and 10% of the amount by which our earned premium for the preceding financial year exceeded $5,000,000. (See "Description of Capital Stock -- Barbados Corporate Law Provisions.")

In addition to the provisions of Barbados law, our articles of incorporation place limitations on the payment of dividends. Dividends may be declared and paid only out of our earned surplus and only if, after giving effect to the distribution, we meet the Barbados margin of solvency requirements without regard to any letters of credit. Further, dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any guarantee or letter of credit) would meet its pro rata share, based on allocable earned premium, of the minimum margin of solvency required of us under Barbados law, as described in the preceding paragraph. To the extent that we declare a dividend, other than a minimum dividend, on the Shares, it will be declared and paid subject to the foregoing limitations on all series of Shares as a percentage of the net income and/or earned surplus attributable to each series, provided that such percentage may vary with the level of net income and/or earned surplus.


In March of 2002 and 2001 and May of 2000, we declared dividends on the Shares aggregating $4,318,225, $3,083,096 and $673,134, respectively. These dividends, in each case, were declared as a varying percentage of earned surplus attributable to each series of Shares with the percentage applicable to each series depending on the amount of earned surplus attributable to such series. The applicable percentages were 4% to 54% for dividends declared in 2002, 0% to 50% for dividends declared in 2001, and 3% to 25% for dividends declared in 2000.


The payment of dividends on our common stock (the "Common Stock"), all of which is held by MIC, is also subject to the restrictions under Barbados law and our articles of incorporation. In addition, our articles of incorporation provide that dividends may not be declared or paid on the Common Stock unless and until each holder of Shares of a series has received any minimum dividend to which he is entitled for the current period and may be declared and paid only to the extent that the earned surplus attributable to the Common Stock exceeds Restricted Earned Surplus (as defined in "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts").

                                  OUR BUSINESS

We were incorporated under the laws of Barbados on June 12, 1986. We became registered as a licensee under the Barbados Exempt Insurance Act, 1983 to carry on the business of an Exempt Insurance Company from within Barbados on June 30, 1986 and commenced operations in December, 1987. Our registered and principal offices are located in St. Michael, Barbados. We were organized by MIC. All of MIC's outstanding stock is owned by GMAC Insurance Holdings, Inc., a subsidiary of General Motors Acceptance Corporation which, in turn, is a wholly owned subsidiary of General Motors Corporation.

Our business is the assumption of risks arising under motor vehicle mechanical service agreements sold to purchasers of motor vehicles. These plans provide coverage against specific motor vehicle mechanical breakdowns during the manufacturer's new vehicle warranty period that are not attributed to manufacturing defects and coverage for certain specified mechanical breakdowns (whether or not caused by manufacturing defects) beyond the period covered by the manufacturer's warranty. The risk of loss under these plans is covered by insurance policies that are issued either to General Motors or its affiliates, or to automobile dealers, reinsured by MIC, and retroceded to us to the extent that such policies are attributable to an MIC Mechanical Account in respect of which a series of Shares is issued and outstanding, provided, that fleet coverages, medium duty truck business and maintenance plans are not reinsured.


Reinsurance is a means of transferring the risk of loss arising under a contract of insurance from the company that initially insured the risk to the reinsurer. Retrocession is the transfer of the risk borne by the reinsurer (the "retroceding company") to another company which, in turn, assumes such risk (the "retrocessionaire"). Retrocession agreements are of numerous different types and may be individually negotiated by the parties to meet particular needs. Under a "quota share" indemnity retrocession agreement, such as the retrocession agreement between MIC and us, the retrocessionaire (us) is paid ("ceded") a certain percentage of the premiums collected by the retroceding company (MIC) and, in return, agrees to indemnify the retroceding company for a certain percentage of the losses in respect of those risks. Further, a "treaty" arrangement, such as is involved here, covers all risks of a defined class. Under the terms of the retrocession agreement with MIC, we assume 100% of each risk retroceded to us by MIC in return for which we receive 100% of the gross premium with respect to the risk. We pay a ceding commission to MIC in an amount equal to (i) 20% of the premium ceded to us that is attributable to risks arising under motor vehicle mechanical service agreements that are sold on or after October 1, 2001, and (ii) 25% of the premium ceded to us that is attributable to risks arising under motor vehicle mechanical service agreements that are sold prior to October 1, 2001.

A major source of income to us is income earned on the investment of amounts not currently required to meet claims or expenses. The funds available for investment by us come primarily from accumulated capital and from unearned premiums and are invested in accordance with investment policies and guidelines adopted by our board of directors. Our investment portfolio consists of U.S. dollar denominated fixed income securities and shares of a U.S. dollar denominated international equity fund. In February of 2000, we implemented new investment guidelines and entered into an agreement with BlackRock International, Ltd. ("BlackRock") pursuant to which BlackRock manages the investment and reinvestment of our fixed income investments. Permitted investments under these new guidelines, which were fully implemented by the end of 2000, include U.S. Treasury and agency securities, mortgage-backed securities backed by loans secured by residential multifamily and commercial properties, obligations of U.S. and non-U.S. corporations, asset backed securities, taxable municipal securities, and money market instruments. In addition to our fixed income investments, we may invest a portion of our portfolio, not to exceed 30%, in equity securities, including securities issued by non-U.S. issuers. We have purchased shares of a fund organized in Luxembourg that invests in such securities. At December 31, 2001, based on fair market value, approximately 18% of our investment portfolio was in equity securities and the remaining 82% was held in cash and U.S. dollar denominated fixed-income securities.


For managing the investment and reinvestment of our non-equity investments, BlackRock charges a management fee calculated as a percentage of the net asset value of our portfolio that they manage. The applicable percentage is based on the aggregate amount of assets managed by BlackRock on behalf of us and certain other related entities. The applicable percentage is tiered on the first $50 million of assets under management on behalf of the foregoing entities and lower on all assets in excess of $50 million.

We have entered into an Insurance Management Agreement (the "Management Agreement") with Aon Insurance Managers (Barbados) Ltd. (the "Manager"), pursuant to which the Manager collects and disburses funds on our behalf, provides accounting, clerical, telephone, facsimile, information management and other services for us, and advises and consults with us in regard to all aspects of our retrocession activities. Under the terms of the Management Agreement, we pay the Manager a fixed annual fee plus a monthly variable fee based on the number of outstanding series of Shares at each calendar month end. For the year ended December 31, 2001, we paid fees to the Manager in the amount of $255,338.

We are a resident of Barbados, as are some of our directors, and some experts named herein, and all or a substantial portion of our assets and the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the Securities Act of 1933, as amended (the "1933 Act"). We have been advised by our Barbados counsel, Peter R.P. Evelyn, that there is doubt as to whether Barbados courts would (1) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the 1933 Act, or (2) impose, in original actions in Barbados, liabilities against us or such persons predicated upon the 1933 Act.


We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the offices of the SEC, at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Room 1204, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois; and Room 1102, Jacob K. Javits Building, 26 Federal Plaza, New York, New York. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The information we file with the SEC is also available through the SEC's Internet site at "http://www.sec.gov."

We furnish to each holder of Shares annual reports containing financial statements that reflect our overall results and condition and that have been audited and reported upon by independent public accountants, and quarterly reports for each of the first three quarters of each fiscal year containing unaudited financial information. In addition, we furnish to each holder of Shares of a series quarterly statements containing unaudited financial information relating to such series. The reports furnished by us contain information prepared in accordance with accounting principles generally accepted in the United States.

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from our audited financial statements. The data presented for the three months ended March 31, 2002 and 2001 are derived from unaudited financial statements presented elsewhere in this prospectus and, in our opinion, include all adjustments, consisting of normal recurring accruals, which are necessary for a fair presentation of the results of these interim periods presented. The results for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                  December 31
                           ---------------------------------------------------------------------------------------
                                 2001               2000             1999**             1998               1997
                                 ----               ----             ----               ----               ----
Premiums
   Assumed                 $   51,131,226     $  52,352,900     $  67,104,475     $  72,634,160     $  57,071,313
                           ==============     =============     =============     =============     =============
Premiums
   Returned                $            0     $           0     $  24,934,234     $           0     $           0
Premiums Earned            $   53,412,569     $  54,378,800     $  58,471,950     $  57,845,674     $  45,701,595
Net Investment
   Income                       6,150,764         4,808,908           655,755        10,375,464         5,704,678
                           --------------     -------------     -------------     -------------     -------------
Total Income                   59,563,333        59,187,708        59,127,705        68,221,138        51,406,273
Less Losses and
   Expenses                    53,832,415        55,509,335        62,662,673        61,027,782        43,503,363
Net Income
   (Loss)                  $    5,730,918     $   3,678,373     $  (3,534,968)    $   7,193,356        $7,902,910
                           ==============     =============     =============     =============     =============
Dividends Per
   Common Share*                        0                 0                 0                 0                 0
Total Assets               $  116,131,055     $ 118,886,919     $ 132,504,762     $ 139,428,183     $ 123,065,286
Total Unpaid Loss
   Reserves and
   Other
   Liabilities                 93,765,033        97,764,992       117,281,645       115,902,615       100,999,317
Stockholders'
   Equity                      22,366,022        21,121,927        15,223,117        23,525,568        22,065,969
Dividends Paid
   on
   Participa-
   ting Shares                  3,083,096           673,134         4,066,464         5,171,956         4,167,460
                           --------------     -------------     -------------     -------------     -------------


*/ Information as to earnings per share is not provided inasmuch as the results for each series of stock will vary with the underwriting experience attributable to the Subsidiary Capital Account established with respect to that series. See
Note 2 to the Financial Statements contained herein.

**/ In 1999, MIC recaptured certain insurance business that had been previously ceded to us. See Note 9 to the Financial Statements contained herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

                                                 Three Months Ended March 31
                                                          (unaudited)
                                                 2002                  2001
                                                 ----                  ----

Premiums Assumed                             $10,886,397            $12,703,111
                                             -----------            -----------
Premiums Earned                              $12,557,243            $13,529,309
Net Investment Income                          1,413,919              1,590,884
                                             -----------            -----------
Total Income                                 $13,971,162            $15,120,193
Less Losses and Expenses                      12,628,688             13,860,803
                                             -----------            -----------
Net Income                                   $ 1,342,474           $  1,259,390
                                             -----------            -----------

                                                                  March 31, 2002
                                                                  --------------

Total Assets                                                        $111,411,279
Total Unpaid Loss Reserves and Other Liabilities                      93,005,136
Stockholders' Equity                                                  18,406,143
Dividends Paid on Participating Shares                                 4,381,225


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Critical Accounting Policies The reserves for unpaid losses represent the accumulation of estimates for reported losses and a provision for losses incurred but not reported, including claim adjustment expenses. For purposes of establishing loss reserves, we rely upon the advice of MIC. Loss reserve projections are used to estimate loss reporting patterns, loss payment patterns and ultimate claim costs. An inherent assumption in such projections is that historical patterns can be used to predict future patterns with reasonable accuracy. Because many variables can affect past and future loss patterns, you should carefully evaluate the effect of changes in such variables on the results of loss projections. The evaluation of these factors involves complex, subjective judgments, which may significantly impact the financial statements. Insurance liabilities are, therefore, necessarily based on estimates, and the ultimate liability may vary from such estimates. These estimates are regularly reviewed by management and adjustments to such are included in income on a current basis. See Note 4 to the Financial Statements contained herein.

Liquidity We expect to generate sufficient funds from operations to cover current liquidity needs. Our liquidity requirements are related to payment of insurance losses, administrative expenses, and dividends. Premiums generated by our reinsurance business, combined with investment earnings plus proceeds from the sale of Shares, will continue to be our principal sources of funds. We believe that such funds will be sufficient to meet our liquidity requirements in 2002 and in future years to which our reinsurance liabilities extend. We do not expect to make any capital expenditures in the foreseeable future.

On March 5, 2002, we authorized the payment of dividends aggregating $4,318,225 to eligible holders of Shares. See "Dividends" for a discussion of dividends paid and legal restrictions on the payment of dividends.

We had unearned premium reserves of $87,963,276 as of March 31, 2002, $89,634,122 as of December 31, 2001, and $91,915,465 as of December 31, 2000.
Unearned premium amounts are attributable to the long-term nature of the contracts sold. Such contracts may extend for up to 84 months from the date of issue. In addition, our risk of loss under the contract arises primarily after the underlying manufacturer's warranty expires. For new vehicles, the warranty generally covers 36 months or 36,000 miles from the date that the vehicle is initially placed into service. For used vehicles, the applicable warranty period depends on the unexpired portion of the original manufacturer's warranty at the time of purchase of the vehicle. Because we have limited exposure to risk of loss prior to expiration of the underlying manufacturer's warranty, most premium is not recognized as earned until such expiration. Since very little premium is recognized as earned until the expiration of the underlying warranty, most of the premium written in any year is recorded as unearned.

The decreases in unearned premium reserves as of March 31, 2002 compared to December 31, 2001, and in December 31, 2001 compared to December 31, 2000, are primarily attributable to our placing certain series of

Shares into "run-off." When a series of Shares is placed into run-off, we discontinue assuming any risk or receiving any premiums with respect to motor vehicle mechanical service agreements that are sold after the date that the series is placed in run-off, by the entity or entities with respect to which the series of Shares is issued. When a series is placed in run-off, the premium that had been previously ceded to us that is attributable to such series of Shares continues to earn out and the unearned premium reserve decreases. As of March 31, 2002, 134 series of Shares were in run-off compared to 132 series of Shares as of December 31, 2001 and 129 series as of December 31, 2000.

Capital Resources Our capitalization, as of December 31, 2001, was comprised of paid-in capital with respect to the Common Stock of $200,000 (compared to $200,000 at both December 31, 2000 and 1999), paid-in capital with respect to the Shares of $1,875,000 (compared with $1,942,500 and $1,995,000 as of December 31, 2000 and 1999, respectively), and earnings retained for use in the business of $18,521,974 (compared with $16,247,004 and $13,190,576 as of December 31,
2000 and 1999, respectively). As of March 31, 2002, our capitalization was $2,052,500, comprised of paid in capital with respect to the Common Stock of $200,000 and paid in capital with respct to the Shares of $1,852,500. In addition, as of March 31, 2002, we had surplus from retained earnings in the amount of $ $15,370,298. The net decrease in retained earnings form December 31, 2001 is attributable to the dividend payment on March 5, 2002.

The reductions in the amount of paid-in capital with respect to the Shares as of March 31, 2002 compared with December 31, 2001, and December 31, 2001 compared with December 31, 2000, are primarily attributable to the redemption of Shares with no unearned premiums. There were a total of 247 series outstanding as of March 31, 2002 compared with 250, 259 and 266 series of Shares outstanding at December 31, 2001, 2000 and 1999, respectively. During 2001, we issued 1 new series of Shares and redeemed 10 series of Shares for a net decrease of 9 series. During 2000, we issued 1 new series of Shares and redeemed 8 series for a net decrease of 7 series. We did not issue any Shares during the quarter ended March 31, 2002.

Barbados law requires that our net assets equal at least the aggregate of $1,000,000 and 10% of the amount by which the earned premium exceeded $5,000,000 in the previous year. If our net assets are less than mandated by Barbados law, we have the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of our required capital and surplus. At January 1, 2002, our required minimum net assets computed in accordance with Barbados law was approximately $5,841,257 compared to total capital and retained earnings computed for purpose of Barbados law of $20,596,974.

Results of Operations

          Fiscal Years Ended December 31, 2001 and 2000: During the year ended December 31, 2001, we had net income of $5,730,918 compared to net income of $3,678,373 for the year ended December 31, 2000 and a net loss of $3,534,968 for the year ended December 31, 1999. The increase in net income in 2001 compared to 2000 is attributable to a $710,689 improvement in underwriting results combined with a $1,341,856 increase in investment income. The increase in net income in 2000 compared to 1999 is attributable to a $3,060,188 improvement in underwriting results combined with a $4,153,153 increase in investment income.

We had a net underwriting loss of $419,846 in 2001 compared to net underwriting losses of $1,130,535 and $4,190,723 in 2000 and 1999, respectively. During 2001, we earned premiums of $53,412,569 compared to $54,378,800 and $58,471,950 during 2000 and 1999, respectively. Premium income decreased in both 2001 and 2000 compared to the prior year as a result of (i) the redemption of additional series of Shares during the years ended December 31, 2001 and 2000, (ii) the placement of certain series of Shares into run-off as discussed above, and (iii) the Redemption and Recapture as defined below.

We incurred losses and administrative expenses during the year ended December 31, 2001 of $53,832,415 compared with $55,509,335 and $62,662,673 for the years ended December 31, 2000 and 1999, respectively. Expenses in 2001 were comprised of losses paid and provisions for losses incurred of $39,224,574 (compared to $40,702,668 and $46,784,152 for 2000 and 1999, respectively), ceding commissions and excise taxes of $13,858,660 (compared to $14,143,309 and $15,206,934 for
2000 and 1999, respectively) and operating expenses of $749,181 (compared to $663,358 and $671,587 for 2000 and 1999, respectively). The loss ratio for the year ended December 31, 2001 was 73.4% compared to 74.9% and 80.0% for the years ended December 31, 2000 and 1999, respectively. The decreases in losses incurred and loss ratios are primarily attributable to the Redemption and

Recapture (as defined below) and the ongoing efforts by MIC to improve underwriting results with respect to series of Shares that have produced unprofitable business.

During 1999, as a result of our adverse underwriting results, working with MIC, we took steps to improve our underwriting performance. In that year, our board of directors voted to redeem 37 series of Shares that had consistently experienced adverse underwriting results and that the board determined were unlikely to experience favorable underwriting results in the future (the "Redemption"). Because the Subsidiary Capital Accounts for these series each had a balance of zero, the redemption price for the Shares was zero.

In addition to the redemption, MIC agreed to commute the unearned premium and all unpaid losses as of the end of the second quarter of 1999 that were attributable to the 37 series of Shares that the board voted to redeem. In exchange for assuming these unearned premium and unpaid loss reserves, we paid $19,660,649 to MIC during the first quarter of 2000, which amount represented the unearned premium and unpaid losses as of June 30, 1999 that were attributable to the commuted business (after offset by the 25% ceding commission and 1% federal excise taxes previously paid by the Company with respect to the recaptured business). If MIC had not recaptured this business from us, we would likely have experienced larger underwriting losses and higher loss ratios for the years ended December 31, 2001, 2000 and 1999. This redemption of Shares and recapture of business attributable to such Shares is referred to herein as the "Redemption and Recapture."

Notwithstanding the Redemption and Recapture, there can be no assurances that we will not experience significant adverse underwriting results in the future and there can be no assurances that MIC would recapture additional business from us if we do experience significant adverse underwriting results.

In 2000 and 2001, we incurred deficits attributable to certain series of Shares in aggregate amounts of $1,434,902 and $1,423,533, respectively, of which $1,119,841 and $703,752, respectively, were allocated to profitable series. A large portion of these deficits were attributable to series of Shares that produced deficits in both years. There can be no assurance that such series of Shares, or any other series of Shares will not produce, or continue to produce, deficits in the future.

We incurred operating expenses during the year ended December 31, 2001 of $749,181 compared to $663,358 and $671,587 for the years ended December 31, 2000 and 1999, respectively. Such amounts are net of expenses reimbursed by MIC. The increase in operating expenses for the year ended December 31, 2001 compared to the year ended December 31, 2000 is largely attributable to special reviews of certain operations of the Manager that were performed by our independent auditors and increased legal fees. MIC has agreed to pay directly certain costs relating to registering and issuing Shares if such costs cannot be allocated to the Subsidiary Capital Account for the Common Stock. For the year ended December 31, 2001, $106,751 of such costs were paid directly by MIC compared to $98,992 and $141,697 for the years ended December 31, 2000 and 1999, respectively. The decrease in such costs for the year ended December 31, 2000 compared to the year ended December 31, 1999 is largely attributable to the costs associated with the Redemption and Recapture during 1999.

Investment income in 2001 was $6,150,764 compared to $4,808,908 and $655,755 for the years ended December 31, 2000 and 1999, respectively. The increase in investment income during 2001 compared to 2000 arose primarily as a result of significant gains realized on the sale of investment securities which was attributable to the positive impact of lower interest rates on the value of our fixed income securities. Likewise, the increases in investment income during 2000 compared to 1999 arose primarily as a result of reduced realized losses on sale of investment securities in 2000 which was also attributable to the positive impact of lower interest rates on the value of our fixed income securities.

The sale of investment securities for the year ended December 31, 2001 resulted in realized gains of $1,632,053, compared to realized losses of $313,531 and $5,255,474 for the years ended December 31, 2000 and 1999, respectively. Interest earned for the year ended December 31, 2001 was $4,518,711 compared to $5,122,439 and $5,911,229 for the years ended December 31, 2000 and 1999, respectively. Interest earned in 2001 compared to 2000, and in 2000 compared to 1999, decreased primarily as a result of the combination of (i) repayment during the first quarter of 2000 of premiums paid to MIC with respect to the Recapture, which represented approximately 20% of our invested assets, (ii) the movement of investment funds into the equity fund, and (iii) lower interest rates in 2001.

Unrealized gains on investment securities held at December 31, 2001 were $1,769,048 compared to unrealized gains at December 31, 2000 of $2,732,423. The decrease in unrealized gains as of December 31, 2001 compared to December 31, 2000 resulted primarily from a significant change in the unrealized position on our equity portfolio which was largely attributable to overall negative performance of the equity markets during 2001.

At December 31, 2001 approximately 18% (2000-19%) of our investment portfolio was invested in a U.S. dollar denominated international equity fund and the remaining 82% (2000 - 81%) was invested in U.S. dollar denominated fixed-income securities (in each case, based on fair market value).

Pursuant to the Retrocession Agreement, we must furnish to MIC collateral in the form of an irrevocable letter of credit of at least 12 months duration equal in amount to the unearned premium in respect of risks retroceded and unpaid loss reserves (including reserves for losses incurred but not reported) otherwise required to be maintained by MIC in respect of the Policies. As of December 31, 2001, we had furnished such a letter of credit in the amount of $72,350,000.

          Quarter Ended March 31, 2002: During the quarter ended March 31, 2002, we had net income of $1,342,474, compared with net income of $1,259,390 for the comparable period in 2001.

Premiums earned decreased slightly to $12,557,243 during the quarter ended March 31, 2002 compared to $13,529,309 for the comparable period in 2001. Expenses incurred during the quarter ended March 31, 2002 were $12,628,688 compared to $13,860,803 for the comparable period in 2001. We experienced a net underwriting loss for the quarter ended March 31, 2002 of $71,445 compared to an underwriting loss of $331,494 for the comparable period in 2001. The ratio of losses incurred to premiums earned for the quarter under review was 73.7% compared to 75.0% for the comparable period in 2001. The decrease in reserves for unpaid losses is primarily attributable to a change in the estimate of the actuarially required reserves as of December 31, 2001. Effective October 1, 2001, the ceding commission charged by the ceding company was reduced from 25% to 20% on all new business written on and after that date. Other than as noted above, there were no significant items to report for the quarter ended March 31, 2002.

The moderate decrease in earned premium and expenses as noted above for the quarter ended March 31, 2002 compared to the comparable period of 2001, was in large part attributable to the fact that the number of active series of Participating Shares has been declining over that period and the number of policies in force is declining.

The reduction in the loss ratio for the quarter ended March 31, 2002 compared to the comparable period of 2001 is attributable , in part, to the continuing efforts made by the ceding company to control losses. Otherwise, fluctuations in loss ratios reflect normal variations in loss experience, which are expected for the type of business we underwrite.

Investment income for the quarter ended March 31, 2002 was $1,413,919 compared to $1,590,884 for the comparable period of 2001. During the quarter ended March 31, 2002, we realized gains on the sale of investment securities of $259,176 compared to realized gains of $444,682 during the comparable period of 2001. We realized gains on the sale of investment securities during the quarter ended March 31, 2002 as a result of sales of fixed income securities, the value of which had increased as a result of decreases in market interest rates.

The unrealized appreciation on investments was $983,345 at March 31, 2002 compared to $1,769,048 at December 31, 2001. This decrease is primarily due to a fall in the market value of fixed income securities as interest rates rose during March 2002 in response to strengthening economic indicators combined with the sale of investment securities with unrealized appreciation.

For the quarter ended March 31, 2002, we had interest income of $1,154,743 compared to $1,146,202 for the comparable period of 2001. The total value of interest earning investments and their related coupon rates remained relatively unchanged for the periods under review.

Forward Looking Statements The foregoing Management Discussion and Analysis contains various forward looking statements within the meaning of applicable federal securities laws and are based upon ourcurrent expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates, foreign currency exchange rates, and certain equity security prices. Market risk is inherent to all financial instruments. Active management of market risk is integral to our operations. We seek to manage our exposure to market risk generally by monitoring the character of investments that are purchased or sold.

A discussion of our accounting policies for derivative instruments is included in Note 2 to the Financial Statements included herein.

The following analyses are based on sensitivity analysis tests that assume instantaneous, parallel shifts in exchange rates, interest rates, and interest rate yield curves. There are shortcomings inherent to the sensitivity analyses presented. The model assumes interest rate changes are instantaneous, parallel shifts in the yield curve. In reality, changes are rarely instantaneous or parallel. Although certain assets may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. Also, the interest rates on certain types of assets may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. We do not hold any financial instruments for trading purposes.

Interest Rate Risk We have exposure to economic losses due to interest rate risk arising from changes in the level or volatility of interest rates and we attempt to mitigate that exposure through active portfolio management. Our investment guidelines do not permit the use of derivatives in managing interest rate risk. As of December 31, 2001 and 2000, the net fair value asset exposure to interest rate risk was approximately $74.4 million and $75.0 million, respectively. As of both December 31, 2001 and 2000, the potential loss in fair value resulting from a hypothetical 10% increase in interest rates would be approximately $1.5 million.

Foreign Exchange Risk Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the value of financial instruments. At December 31, 2001 and 2000, 100% of our investments were denominated in U.S. dollars.

Equity Price Risk Equity price risk results from changes in the level or volatility of equity prices which affect the value of equity securities. At December 31, 2001 and December 31, 2000, we had approximately 18% and 19%, respectively, of our portfolio invested in an international equity fund. As of December 31, 2001 and 2000, the net fair value asset exposure to equity price risk was approximately $16.0 million and $17.1 million, respectively, and the potential gain in fair value resulting from a hypothetical 10% increase in the underlying equity prices would be approximately $1.6 million and $1.7 million, respectively.

Overall Limitations and Forward-Looking Statements We have developed fair value estimates by utilization of available market information or other appropriate valuation methodologies. However, considerable judgement is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair market value amounts. In addition, the above discussion and the estimated amounts generated from the sensitivity analyses referred to above include forward-looking statements of market risk which assume, for analytical purposes, that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted previously are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should be considered projections of future events or losses.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

Five of the current members of our board of directors were elected by MIC through its ownership of the Common Stock at the annual shareholders meeting held on May 8, 2002 and one director (Harvey J. Koning) was elected by the holders of the Shares at such meeting. Our directors and officers are as follows:

NAME                  AGE   POSITION WITH US
                            (AND OTHER EMPLOYMENT DURING PAST FIVE YEARS)

William B. Noll       59    Chairman and Chief Executive Officer, President and
                            Director (President, Motors Insurance Corporation
                            ("MIC"), 1999; Executive Vice President & Chief
                            Financial Officer, MIC, 1993-1999).

                            Mr. Noll became President and Director in 1995 and became Chairman and Chief Executive Officer in 1996.

Thomas D. Callahan   49     Executive Vice-President and Director (Senior
                            Vice-President, MIC, 1998; Vice-President, MIC,
                            1994-1998).

                            Mr. Callahan became Executive Vice-President and Director in 1999.

John J. Dunn, Jr      43    Vice-President and Director (Vice-President and
                            Treasurer, MIC, 1998; Assistant Treasurer, MIC,
                            1995-1998; manager, Coopers & Lybrand, L.L.P.)

                            Mr. Dunn became Vice-President and Director in 1996.

Robert E. Capstack    61    Vice-President and Director (Section Manager, MIC,
                            1994; Vice-President, GMAC Securities Corporation,
                            1999).

                            Mr. Capstack became Vice-President and Director in 1999.

Peter R. P. Evelyn    60    Director (Attorney, 2002; Partner, Evelyn, Gittens &
                            Farmer, a Barbados law firm, 1987-2002).

                            Mr. Evelyn has been a Director since 1986.

Harvey J. Koning      61    Director (President, Grand Oldsmobile Center Inc.,
                            Grand Rapids, Michigan, 1983).

                            Mr. Koning became a Director in 2002.

Ronald W. Jones       49    Vice-President, Finance (Deputy Chairman & Director,
                            Aon Insurance Managers (Barbados) Ltd. (formerly
                            Alexander Insurance Managers) 1987).

                            Mr. Jones has served as Vice-President, Finance since 1987.

Michael R. Boyce      63    Secretary (Principal, Colybrand Company Services,
                            Limited, Barbados, since 1993; previously principal, Price Waterhouse, Eastern Caribbean).

                            Mr. Boyce was elected Secretary in 1994. Mr. Boyce previously served as our Assistant Secretary.

The directors and officers named above serve in those capacities until the annual meeting of shareholders next following their election.

                              CERTAIN TRANSACTIONS

It is our policy not to make loans to any of our officers, directors, control persons or other affiliates.

All transactions between us and our officers, directors, employees and affiliates, will be on terms no less favorable to us than can be obtained from unaffiliated third parties. Any such transactions will be subject to the approval of a majority of the members of our board of directors who do not have an interest in the transaction and who have had access, at our expense, to our counsel or to independent counsel.

                          DESCRIPTION OF CAPITAL STOCK


We are currently authorized to issue 2,000 shares of Common Stock, without nominal or par value per share, all of which have been issued to MIC and are outstanding. In addition, we are currently authorized to issue 100,000 Shares, also without nominal or par value per share (collectively, the Shares and the Common Stock are referred to as the "Capital Stock"). The Shares are issued in series of 100 shares. As of May 1, 2002, 25,000 Shares representing 250 series had been issued and were outstanding and were held of record by 448 shareholders. All of the Capital Stock is, when issued and outstanding, fully paid and nonassessable. No shares of Capital Stock have conversion, preemptive or sinking-fund rights.


ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

We have established a Subsidiary Capital Account with respect to the Common Stock as a class, and we establish such an account with respect to each series of Shares at the time a series is issued. Subsidiary Capital Accounts are maintained solely for the purpose of the allocations described below, and do not serve any other legal or accounting function. None of our assets are segregated or earmarked with respect to those accounts.

The consideration we receive upon the issuance of a particular series of Shares and the Common Stock as a class is allocated to the Subsidiary Capital Account for that series or class. Items of income and expense, and losses, attributable to insurance underwriting activities are determined and allocated to the Subsidiary Capital Accounts as of the end of each quarter. Investment experience, and other items of income and expense, gains and losses and distributions with respect to the Capital Stock, are determined and allocated to the Subsidiary Capital Accounts as of the end of each quarter.

For purposes of the following discussion, items shall be "related" to the Subsidiary Capital Account for the series identified with the MIC Mechanical Account to which such items can be attributed.

(1)  Allocations with respect to underwriting activities are made as follows:


     (a) With respect to premiums ceded by MIC to us, 100% to the related Subsidiary Capital Account; provided, however, that an amount equal to 1% of those premiums are subtracted from such Subsidiary Capital Account and allocated to the Subsidiary Capital Account for the Common Stock.


     (b) With respect to any agents' or brokers' commissions, ceding commissions and any commissions or ceding commissions recaptured, unearned premiums, reinsurance premiums ceded, and any United States excise tax, 100% to the related Subsidiary Capital Account.

     (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, 100% to the related Subsidiary Capital Account.


     (d) With respect to return premiums, 99% to the related Subsidiary Capital Account and 1% to the Subsidiary Capital Account for the Common Stock.


(2) Any expenses or liabilities attributable to our day-to-day operations, excluding any United States Federal income taxes, are allocated among all Subsidiary Capital Accounts for the Shares pro rata on the basis of the number of series issued and outstanding at the end of the fiscal quarter in which the expense or liability is incurred, provided that for purposes of such allocation, series of Shares issued at any time during the twelve calendar months proceeding the end of the fiscal quarter in which the expense of liability is incurred and series with respect to which unearned premium is zero as of the date of such allocation, shall be excluded.

(3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) is allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to our taxable income upon which the tax (or any interest or penalties) is imposed.

(4) Any expenses or liabilities attributable to the sale and issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the SEC and state securities laws (but not including ongoing periodic reporting costs), are allocated to the Subsidiary Capital Account for the Common Stock; however, MIC may undertake to pay such expenses.

(5) Any of our expenses or liabilities not allocable in the manner described in paragraphs 2 through 4 above are allocated among the Subsidiary Capital Accounts on the basis of the relative balances of those accounts as of the end of the quarter preceding the date on which the expense or liability is incurred.

(6) (a) Investment income, net of any direct investment expense, is allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balance (as defined in subparagraph (b) below) of each of those accounts as of the last day of the quarter preceding the quarter for which the investment income is being allocated. For these purposes, net investment income includes realized (but not unrealized) gains and losses.

     (b) The "Investment Asset Balance" of each Subsidiary Capital Account is equal to the capital and surplus of each account, increased by:

          (i) the unearned portions of the written premiums that have been collected by us attributable to those accounts as of the last day of the quarter preceding the quarter for which the income is being allocated, net of any applicable commissions and taxes;

          (ii) the outstanding loss reserves attributable to each of those accounts as of the last day of the quarter preceding the quarter for which the income is being allocated; and

          (iii) any other outstanding liability that has been charged to the account as of the last day of the quarter preceding the quarter or which the income is being allocated.

(7) (a) If, after the credits and charges described in paragraphs 1-6 above are made to the Subsidiary Capital Accounts there exists a deficit in one or more of the accounts, then each such deficit is allocated to and charged against:


          (i) first, the Subsidiary Capital Account for the Common Stock to the extent of Restricted Earned Surplus (the phrase "Restricted Earned Surplus" refers to the portion of the earned surplus, if any, in the Subsidiary Capital Account for the Common Stock equal to the amount of premiums ceded to us during the immediately preceding five-year period which was subtracted from the Subsidiary Capital Accounts for the Shares pursuant to paragraph 1(a) above, net of losses allocated to that account during such period pursuant to the allocation procedure described in this paragraph 7 (to the extent such losses relate to premiums ceded to such account) and return premiums allocated to that Account during such period pursuant to the allocation procedure described in paragraph (1)(d) above);


          (ii) then, the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative earned premiums allocated to each such account for the quarter for which the allocation is being made, provided, however, that only accounts which have positive balances are taken into account for purposes of this allocation;

          (iii) then, the remaining Subsidiary Capital Accounts for the Shares with positive balances as of the last day of the quarter for which the allocation is being made, pro rata, based upon such balances; and

          (iv) then, to the extent necessary, the Subsidiary Capital Account for the Common Stock.

     (b) If, as a result of an allocation of a deficit as described in subparagraph (ii) or (iii) of paragraph (a) above, a deficit is created in one or more of the Subsidiary Capital Accounts, then the resulting deficit(s) are further allocated in the manner provided in that subparagraph before applying a subsequent subparagraph.

     (c) Notwithstanding the foregoing, if any Subsidiary Capital Account for a series of Shares had a deficit that was allocated to and charged against the Restricted Earned Surplus or, after January 1, 1995, to the Subsidiary Capital Account for any series of shares, then at the end of any succeeding quarter for which that account otherwise would show an account balance greater than zero, the balance is reallocated to the Restricted Earned Surplus until all reductions of that surplus attributable to that Subsidiary Capital Account have been restored and thereafter, to the Subsidiary Capital Accounts for the Shares, pro rata based on the relative amount of unrepaid deficits allocated to such accounts after January 1, 1995, until all reductions after January 1, 1995 with respect to the series of Shares from which the reallocation hereunder is being made have been restored.

Thus, a loss in a Subsidiary Capital Account which exceeds the balance in that account is absorbed by other Subsidiary Capital Accounts, in general, as follows: The amount of such excess losses is charged first to the Restricted Earned Surplus portion of the Subsidiary Capital Account of the Common Stock. Any remaining losses, should the Restricted Earned Surplus be exhausted, are allocated among the Subsidiary Capital Accounts of other participating series. Any then -unabsorbed losses are charged to the Subsidiary Capital Account of the Common Stock.

Funds drawn from the Restricted Earned Surplus or the Subsidiary Capital Accounts for the shares in the manner described above must be restored from the Subsidiary Capital Account that drew the funds if at any time it returns to a positive balance.

(8) (a) Dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to the Capital Stock are allocated to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

     (b) Where all Shares of a series are repurchased by us pursuant to our right of first refusal or redeemed in accordance with our procedures for redemption, the Subsidiary Capital Account for that series will be terminated as of the last day of the fiscal quarter in which unearned premium allocated to such account becomes zero. Subsequent to the repurchase or redemption, as the case may be, any positive balance as of the last day of any calendar quarter for the Subsidiary Capital Account of any repurchased or redeemed series of Shares, after application of paragraph 7(c) above, will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter then ending and any net deficit for any such period will be allocated in accordance with paragraph 7(a) above).


Using the procedures described above, we have allocated items of gain and loss to the Subsidiary Capital Account for each series. Initially each Account had a balance of $7,500 representing the amount paid for the Shares of that series. During the year ended December 31, 2001, $329,335 of net income from underwriting activities (which excludes administrative expenses) and $749,181 of administrative expenses were allocated among the series of Shares outstanding during the year ended December 31, 2001, and $6,150,764 of net investment income was allocated among such series of Shares and the Common Stock.

As of December 31, 2001, 169 series of Shares outstanding had balances greater than or equal to $7,500 (ranging from $8,008 to $652,532) and 81 of such series had balances less than $7,500 (ranging from $7,468 to zero). (The amounts in the Subsidiary Capital Accounts can fluctuate substantially and therefore may not be indicative of future accumulated amounts.) At December 31, 2001, an aggregate of $5,236,206 had been advanced from the Restricted

Earned Surplus (which forms a portion of the Account established for the Common Stock owned by MIC) to 114 Subsidiary Capital Accounts and remained outstanding at that date including net deficits of $3,755,251 associated with 58 series of Shares that have been redeemed. As of December 31, 2001, $8,052,563 of aggregate deficits had been reallocated among the Subsidiary Capital Accounts of the Shares and remained outstanding. Of this amount $7,355,114 could be recovered from deficit accounts should they return to profitability and to the extent that the risk fund is repaid in full. However, there can be no assurances that such deficit accounts will return to profitability or, if they return to profitability, that they will generate sufficient profits to repay any portion of deficits previously allocated to the Subsidiary Capital Account for the other series of Shares.


The Subsidiary Capital Account for the Common Stock had, at the time it was established, a balance of approximately $200,000, representing the capital paid in by MIC for the 2,000 shares of the Common Stock issued to it. That Subsidiary Capital Account is not affected directly by underwriting gains and losses attributable to the various Subsidiary Capital Accounts related to series of Shares, but is affected by those gains and losses indirectly to the extent that one of the Subsidiary Capital Accounts for a series of Shares incurs a deficit, in which case an allocation to the Subsidiary Capital Account for the Common Stock will result, in the manner described above.

The allocations of income and expense, gains and losses, and distributions described above are subject to approval by our board of directors, and when finally so approved are considered final and conclusive and will be binding on all holders of Shares for all purposes including, without limitation, any redemption of Shares pursuant to our procedures for redemption. (See "Description of Capital Stock -- Redemption.")

Barbados insurance law requires that we maintain certain levels of net assets, which for this purpose are calculated without taking into account unrealized gains or losses. We are currently in compliance with these requirements. However, in the event that we are unable to comply with such requirements in the future, we have the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of our required capital and surplus.

VOTING RIGHTS

Subject to the following, holders of Capital Stock are entitled to one vote for each share held on any question on which the holder is entitled to vote. The matters on which holders of Capital Stock are entitled to vote, and the relative voting rights of each class of stock, are set forth below.

Election of Directors The holders of Shares as a class are entitled to elect one member of our board of directors and one alternate director, and the holders of Common Stock as a class are entitled to elect five directors and up to five alternate directors. At least one of the directors must be resident in Barbados. Cumulative voting is not permitted.

Proxies Any shareholder may appoint another person as his or her proxy to act on behalf of the appointing shareholder at any of our annual meetings. The appointment of a person as proxy for a shareholder must be in writing.

Liquidation We may be liquidated upon the vote of at least 75% of the outstanding Shares. (See "Description of Capital Stock -- Liquidation.")

Changes in Articles and By-Laws No change may be made to our articles of incorporation or by-laws unless a majority of the Shares, and a majority of the Common Stock, present in person or by proxy and voting at a meeting at which a vote on that issue is put forth for a vote, approve the change. In addition, no amendment may vary the rights associated with any one series unless either the rights associated with all other series are similarly changed or a majority of the holders of the Shares of each series present in person or by proxy at a meeting vote in favor of the amendment.

Other Matters Any matters other than those described above which call for a shareholder vote require only approval by a majority of the outstanding shares of Common Stock.

REDEMPTION

Pursuant to our articles of incorporation, the Capital Stock may be redeemed as follows: We may redeem outstanding Shares of a series at any time for any reason if the redemption of such Shares is approved by a majority of our board of directors, provided that the director representing the Shares must vote in favor of the action being taken. The Common Stock is nonredeemable in all circumstances.

A redemption of Shares is effective as of the date specified by our board of directors, but no later than the end of the calendar year in which the redemption was approved by the board of directors. This date is referred to hereinafter as the "Redemption Date." The consideration payable to the holders of redeemed Shares will be the Subsidiary Capital Account balance ("Account Balance") of those Shares as of the Redemption Date, as adjusted by the board of directors to reflect any contingent liabilities allocable to such account. Each holder of redeemed Shares will receive the pro rata portion of the Account Balance that corresponds to the proportionate number of Shares of the series owned. The Account Balance will be paid within five months of the Redemption Date and bear interest from the Redemption Date until the date of payment at a rate equal to the yield on 26-week U.S. Treasury Bills for the issue immediately following the Redemption Date.

Upon the redemption of Shares on the Redemption Date, the redeemed Shares will be cancelled and the holders thereof will no longer have any interest in the Shares redeemed or in the Subsidiary Capital Account with respect to the redeemed Shares.

LIQUIDATION

Subject to Barbados regulatory and judicial approvals, we may be liquidated upon the vote of 75% of the outstanding Shares. In the event of liquidation, after payment of all of our liabilities, each holder of Shares of a series is entitled to receive his pro rata share of his respective Account Balance before any distribution of our assets is made to the holder(s) of Common Stock. Thereafter, the holders of Shares are not entitled to participate further in the distribution of our assets. Each holder of Common Stock will be entitled to receive his pro rata share of our remaining assets, if any.

RESTRICTIONS ON TRANSFER

There is no existing public market for the Shares, and it is not anticipated that one will develop in the future. In addition, our articles of incorporation set forth a number of restrictions on the manner in which the Shares may be transferred. These restrictions and certain exceptions thereto are described below.

Transfers of Less Than All Shares of a Series Subject to the exceptions described below, transfers of less than all Shares of a series may not be made unless the transfer is to us, or the holder(s) of the Shares sought to be transferred has received our written consent. A request for consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer and the consideration to be paid. No transfer may otherwise be made by a shareholder of less than all of the Shares of a particular series that he owns. If we fail to give our written consent, any subsequent transfer is void and of no effect.

Right of First Refusal Subject to the exceptions described below, transfers of Shares of a series may not in any event be made unless the holder(s) has furnished to us a written notice of the intended transfer which notice shall identify the intended transferee. We may elect, at any time within 60 days of the receipt of the notice of the proposed transfer, to purchase the Shares sought to be transferred. If we elect to purchase the Shares, the price will be the Account Balance for the series of Shares sought to be transferred. A purchase made by us pursuant to this "right of first refusal" will be deemed effective upon acceptance by us of the offer to purchase, although payment by us may be deferred until the end of the quarter in which the offer to purchase is accepted by us. Shares purchased by us pursuant to this right of first refusal will be cancelled.

Exceptions for Certain Transfers A transfer of either all or a portion of the Shares of a series is not subject to either our consent or right of first refusal where our board of directors determines that the transferee of the Shares is: (1) a member of the transferring shareholder's immediate family; (2) a trust for the benefit of the transferring shareholder or for the benefit of other exempted transferees described in this paragraph; (3) if the transferor is a corporation, any of its shareholders; (4) if the transferor is a partnership, any of its partners; (5) a corporation which is controlled by or under common control with the transferor; (6) the estate of a deceased shareholder and legatees or heirs of a deceased shareholder; (7) a charitable or other qualifying organization described in section 170(c)(2) of the United States Internal Revenue Code of 1986, or any successor provision thereto; (8) in the case of a transfer of less than all the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or (9) a key employee of an owner of the entity with respect to which the Shares held by the transferor were issued.

Provisions Applicable to All Transfers No Shares may be transferred unless and until our board of directors has received, from the holder of the Shares sought to be transferred, assurances of compliance with all applicable laws and regulations. Further, transferees of Shares must agree to abide by the requirements set forth in the stock purchase agreement entered into by the transferor. In addition, all transfers of Shares require the approval of the Barbados Supervisor of Insurance.

Certificates representing the Shares will bear a legend noting the applicable limitations on transfers.

COMMON STOCK

We are currently authorized to issue 2,000 shares of Common Stock, without nominal or par value, all of which have been issued to MIC and are outstanding.

A Subsidiary Capital Account has been established for this class of stock, and allocations of various items to such account are described above. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

Holders of Common Stock as a class are entitled to elect five directors, at least one of whom must be resident in Barbados, and up to five alternate directors. As a class, these holders generally have the sole right to vote on matters not specifically reserved to the Shares. (See "Description of Capital Stock -- Voting Rights.")

BARBADOS CORPORATE LAW PROVISIONS


The corporate law of Barbados was derived historically from that of England prior to the coming into force in 1985 of the Companies Act Cap. 308 of the Laws of Barbados, which is similar to the Canada Corporations Act. Barbados law may differ in certain respects from comparable law in the United States. The following is a summary of certain provisions of Barbados corporate law as prepared by Peter R.P. Evelyn, our Barbados counsel. The summary does not purport to contain all applicable provisions and does not purport to be complete or cover all respects in which Barbados corporate law may differ from laws generally applicable to United States corporations and their shareholders.


Dividends and Distributions Under Barbados law, a company may pay dividends only if there are reasonable grounds for believing that (a) the company would be able, after the payment of the dividends, to pay its liabilities as they become due, and (b) the realizable value of the company's assets would be greater than the aggregate of its liabilities and stated capital of all classes. Dividends may not be paid out of unrealized gains.

Repurchase We are authorized by our articles, subject to certain approvals, to repurchase our own shares. Such purchases may only be effected if we can satisfy a similar solvency test as that described above under "Dividends and Distributions."

Shareholders' Remedies Barbados corporate law contains wide protection for minority shareholders and investors generally. A statutory right of action is conferred on subscribers to shares of a Barbados company against the directors and officers responsible for the issue of a prospectus, in respect of damages suffered by reason of untrue statements therein. In addition, we may take action against directors and officers for breach of their statutory duty to act honestly and in good faith with a view to our best interests.

Enforcement of United States Judgments Except as mentioned below, a judgment of a court in the United States, under which a sum of money is payable, will under most circumstances be enforced as a debt by the courts of Barbados without reexamination of the merits of the case. This will not apply where the judgment is for payment of taxes, fines or penalties. There is also doubt as to whether a Barbados court would enforce judgments of United States courts obtained against us, or our directors and officers resident in Barbados, predicated on the civil liability provisions of the 1933 Act or, in original actions, impose liabilities against us or such persons predicated upon that Act. (However, liability for violations of the 1933 Act by us may be imposed directly on MIC in a United States court as a result of MIC being a "control person" with respect to us under the 1933 Act.)

Indemnification Our by-laws provide for the indemnification of our directors and officers against liabilities incurred in their capacities as such, but the indemnity does not extend to any liability incurred in respect of wilful negligence, wilful default, fraud or dishonesty in relation to us.

Inspection of Corporate Records Shareholders have the right to inspect and copy our articles and by-laws, corporate register, security register, minutes of shareholders meetings, any unanimous shareholder agreement, as well as our audited financial statements, which must be presented to the annual meeting of shareholders.

                              PLAN OF DISTRIBUTION

The Shares are being offered, on a continuous basis, by registered representatives of GMAC Securities Corporation. GMAC Securities Corporation is an affiliate of MIC and is registered as a broker-dealer under the Securities Exchange Act of 1934 and in each of the states in which Shares are being offered. It is also a member of the National Association of Securities Dealers, Inc. No commissions are charged or paid in connection with the sale of Shares. All sales of Shares are subject to our approval. (See "Eligibility to Purchase the Shares.")

PURCHASE PROCEDURES

In order to purchase the Shares, the following documents must be sent to us in
Barbados:

(1)  two duly executed stock purchase agreements (see Appendix B);

(2) all necessary certifications of the eligibility of prospective purchasers by all the owner(s) of the entity or entities related to the MIC Mechanical Account with respect to which the Shares will be issued (see "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts," and Appendix C); and

(3) a certified or cashier's check payable to "Motors Mechanical Reinsurance Company, Limited -- Escrow Account" in the amount of the aggregate cost of the Shares to be purchased, based on the offering price of $75.00 per Share ("Purchase Payment").

None of the foregoing documents is to be executed or delivered until after a final prospectus has been delivered to the offeree.

Once it is executed by a prospective purchaser, a stock purchase agreement is, in effect, an offer to purchase the Shares described therein. That offer will be deemed accepted only if we approve the offer and execute the agreement. (See "Plan of Distribution--Conditions of Sale.")

Following execution of the stock purchase agreement by us, the prospective purchaser has no right to withdraw the amount of the purchase payment or any interest earned thereon. Amounts remain in the escrow account pending satisfaction of the conditions set forth below under "Conditions of Sale."

TERMS OF SALE

Shares are sold only to Eligible Purchasers who have executed a stock purchase agreement and returned it to us. Shares must be purchased by series, although more than one person may buy the Shares of one series. Pursuant to the stock purchase agreement, the purchaser must accept and agree to be bound by our articles and by-laws, including the restrictions on transfer. (See "Description of Capital Stock -- Restrictions on Transfer.") The stock purchase agreement further provides that we may place on a certificate issued with respect to Shares a legend stating that the transfer or other disposition of the Shares evidenced thereby is restricted pursuant to our articles and by-laws.

Once it is accepted by us, the stock purchase agreement remains in effect as long as the Shares purchased pursuant thereto remain outstanding. A stock purchase agreement terminates only upon the redemption of the Shares or our liquidation. Upon a transfer of Shares, the transferor is relieved of all restrictions and obligations under the stock purchase agreement which the transferor had entered into upon the purchase of those Shares and the transferee, as a condition of the transfer, is required to agree to abide by all of the provisions of the stock purchase agreement.

CONDITIONS OF SALE

We maintain an escrow account at Barclays Bank PLC in Bridgetown, Barbados (the "Escrow Account"), into which checks from prospective purchasers are deposited pending our decision to accept the purchase. This account bears interest at prevailing rates, but is not subject to investment guidelines discussed above.

Each purchase of Shares must be accepted by us within 120 days from the date of execution of the stock purchase agreement by the Purchaser. If we determine to accept an offer to purchase Shares from an Eligible Purchaser, we execute both copies of the stock purchase agreement remitted by such person and return one copy to such person. If we determine not to approve an offer to purchase, we return the stock purchase agreement without having executed it.

Pending approval of offers, each check for the purchase of Shares (which ordinarily is received together with a stock purchase agreement) is deposited in the Escrow Account. If a request to purchase is approved, Shares are issued and the Eligible Purchaser receives a certificate evidencing ownership of the Shares. Where we determine not to approve a sale of Shares to a prospective purchaser, the purchase payment is returned, together with any interest earned thereon. We have the right to reject any prospective purchaser for any reason whatsoever.

TERMINATION OF OFFERING

Unless terminated sooner by our board of directors, this offering will terminate on the date on which all of the Shares offered hereby have been sold.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

It is impractical to comment here on all aspects of the Federal, state, and local tax laws that may affect the United States taxation of us and our shareholders. The following is a discussion, based on the facts set forth herein and existing law, of the material Federal tax consequences which, in the opinion of our U.S. tax counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., are associated with an investment in Shares.

United States taxation of us and our shareholders involves a number of complex questions of fact and law with respect to some of which there is no statutory, administrative, or judicial authority directly on point. We have not requested advance rulings on these questions from the Internal Revenue Service (the "Service") and, at least as to certain matters, there is no assurance that favorable rulings could be obtained. There is also no assurance that the laws in existence as of the date of this prospectus will not be modified so as to alter the tax consequences described below.

This discussion does not address all aspects of Federal income taxation that may be relevant to a particular shareholder in light of his or her personal tax circumstances. Nor does it address state, local, or foreign tax laws that may affect taxation of shareholders. You Should Consult Your Own Tax Advisor Concerning The Tax Implications Of Your Investment In Shares.

UNITED STATES-- BARBADOS INCOME TAX TREATY

The United States and Barbados have entered into an income tax treaty (the "Treaty") that offers certain tax benefits (some of which are discussed below) to those persons who qualify for its protection. As a Barbados corporation that ultimately is owned more than 50% by U.S. persons, we are entitled to the benefits of the Treaty provided that we are "resident" (that is, "managed and controlled") in Barbados. We attempt to conduct our business in such a manner that we will be considered to be "managed and controlled" in Barbados in order to qualify for the benefits of the Treaty.

UNITED STATES PREMIUM EXCISE TAX

The United States imposes an excise tax at the rate of 1% of the gross premiums paid to foreign insurance companies for reinsurance covering risks located within the United States. Reinsurance premiums paid to us are subject to this excise tax.

UNITED STATES FEDERAL INCOME TAX RISKS AND CONSEQUENCES TO US

Risks and Consequences of Carrying on a United States Reinsurance Business Through a Permanent Establishment As a "resident" of Barbados, if we engage in business within the United States through a permanent establishment, we will be subject to United States Federal income tax at normal corporate tax rates on our business profits that are attributable to such permanent establishment. Insofar as is relevant hereto, all of our underwriting income and investment income (such as dividends and interest) generally would be treated as business profits attributable to such a permanent establishment. In addition, a Barbadian resident corporation engaged in business in the United States through a permanent establishment would be subject to a branch-level tax at the rate of 5% (reduced by the Treaty from a 30% statutory rate that would apply generally to foreign corporations engaged in business in the United States) on its after-tax earnings attributable to its United States permanent establishment that are considered remitted to the head office of the corporation.

All relevant facts and circumstances must be taken into account in any particular case in determining whether a person is engaged in business within the United States and, if so, whether the business is carried on through a permanent establishment within the meaning of the Treaty. Under the Treaty, the activities of both dependent and independent agents in some circumstances may be deemed to create a permanent establishment of the principal that they represent. As discussed elsewhere herein, we conduct reinsurance business in Barbados and in that regard execute and administer our reinsurance agreements and manage our business affairs from Barbados. On this basis, we believe that we should not be deemed to be engaged in business within the United States through a permanent establishment, and therefore we believe we should not be subject to United States income tax. However, given the factual nature of the questions involved and certain aspects of our treaty reinsurance program related to the United States, and given the absence of any clear legal interpretation of the application of the provisions of the permanent establishment standard under the circumstances, there can be no assurance that for tax purposes we ultimately will not be deemed to be engaged in business within the United States through a permanent establishment.

United States Withholding Tax Applicable to Certain Investment Income Not Attributable to a United States Permanent Establishment If we do not engage in business within the United States through a permanent establishment, we generally will be subject to a United States withholding tax on interest, dividends, and certain other investment income derived from sources within the United States (the 30% rate of United States withholding tax provided by statute is reduced by the Treaty to 5% in the case of interest and 15% in the case of dividends derived from portfolio investments). An exemption from the United States withholding tax is provided for interest earned on amounts on deposit in a bank, savings and loan association, or insurance company, and interest income, termed "portfolio interest," on certain debt obligations of United States issuers.

Under investment guidelines implemented in 2000, we expect to invest our funds in the United States in circumstances whereby we do not incur a withholding tax. (See "Our Business.")

Reallocations By Internal Revenue Service Under section 482 of the Internal Revenue Code (the "Code"), the Service may allocate gross income, deductions, and credits between or among two or more businesses, owned or controlled directly or indirectly by the same interests, in order to prevent evasion of taxes or to reflect clearly the true taxable income of such businesses. As described elsewhere herein, MIC elects five of our six directors through its ownership of all of our issued and outstanding Common Stock. Thus, if transactions between MIC and us were determined not to reflect the true taxable income of the parties, a reallocation of income or deductions between such entities could result. However, as long as the transactions between MIC and us are conducted on an "arm's-length" basis in a manner consistent with industry standards and practices, section 482 should not provide a basis for reallocations by the Service between MIC and us.

In addition, section 845 of the Code grants broad authority to the Service to adjust items arising under certain reinsurance agreements (including retrocession agreements), whether or not they involve related parties. If two or more "related" parties enter into a reinsurance contract, the Service in general may make any adjustment necessary to reflect the "proper source and character" of the taxable income of each such party. The Service also has broad authority to make proper adjustments where any reinsurance contract between unrelated parties has a "significant tax avoidance effect" on any party to the contract.

Because MIC is entitled to elect five of our six directors, we and MIC may be considered "related" parties within the meaning of section 845 of the Code. To date, there are no regulations under section 845 of the Code to aid in its interpretation. However, the legislative history of section 845 suggests that certain types of reinsurance transactions -- such as a coinsurance reinsurance transaction that covers new business of the ceding company and that allocates expenses and income items between the ceding company and the reinsurer in the same proportion as the allocation of the risk reinsured -- generally should not be subject to reallocations or adjustments. The ongoing quota share retrocession agreement between MIC and us, in general, would seem to be similar to such transactions for which adjustments generally should not be made, but there is substantial uncertainty at the present time concerning the scope of section 845.

If the Service were successful in an effort to reallocate to MIC business retroceded to us by MIC, MIC would likely be subject to tax on such business. Since we have no obligation to indemnify MIC against such adverse tax consequences, a reallocation of business to MIC should not directly affect us. However, any such reallocation might contribute to the early termination of the retrocession agreement between MIC and us.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES-- THE SHAREHOLDERS

Taxation of Our Income to Shareholders Under Subpart F of the Code Under the so-called "Subpart F" provisions (sections 951-964) of the Code, current United States income tax is imposed on each United States person who owns stock in any 25% or more U.S.-owned foreign insurance company with respect to "related person insurance income," whatever the degree of ownership of the United States shareholder. For this purpose, the term "related person insurance income" means underwriting and investment income of a foreign insurer attributable to a policy of insurance or reinsurance with respect to which the insured is a United States shareholder of the foreign insurer or a person related to such a shareholder. Under this provision, all of our income (as determined for tax purposes) will be treated as "related person insurance income," and, as such, will be passed through and taxed currently to all of our shareholders ("Shareholders") under Subpart F of the Code.

The basis of the stock of a Shareholder will be increased by the amount required to be included in the Shareholder's income with respect to such stock under Subpart F. Further, a distribution from our earnings and profits attributable to amounts that have been included in gross income of the Shareholders under Subpart F would not be included again in gross income of the Shareholders, but would reduce the adjusted tax basis of the stock with respect to which the distribution is made. It should be noted that Subpart F income will be computed for us as a single entity. The amount of Subpart F income attributable to one series of Shares in these circumstances may be affected by results with respect to other series. It also should be noted that our Subpart F income generally will be computed under the same rules that govern the computation of taxable income of domestic property and casualty insurance companies.

Although Subpart F income generally is allocated based on book income, differences between the financial and tax accounting rules applicable to the computation of our income may result in differences in any year between the amount of income subject to pass-through to a Shareholder for United States tax purposes and the amount of book income allocable to a Shareholder's Subsidiary Capital account. Since the consideration payable to the holders of a series of Shares upon redemption is based substantially on book income previously allocated to the Shares being redeemed, such consideration may not reflect the amount of income previously passed through and taxed to the holders of those Shares.

To the extent that we were subject to United States income tax on our business profits, the Shareholders generally would not be subject to current tax on such profits under Subpart F, but would be taxed when profits were distributed by us. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences To Us.")

Risk of Recharacterization of Reinsurance Profits on Business Retroceded to Us As described elsewhere herein, a portion of the underwriting experience in respect of insurance business retroceded to us is allocated to the series of Shares issued in respect of the entity that is the source of such business. In this connection, the Service could question whether profits on such business should be treated as being related to equity ownership for tax purposes, or whether the Shares should be treated, in whole or in part, as a means by which the direct insurer pays additional income to certain of its business producers or pays return premiums to certain policyholders, such that the producers or policyholders (rather than the Shareholders) should be subject to ordinary income tax on all or some of such profits. Although the issue is not free from doubt, given, among other things, the significance of the Shareholders' "at-risk" investment in us relative to the volume of our business, the degree of pooling of risks among all series of Shares, the fact that distributions with respect to Shares are, subject to certain "minimum dividends," within the discretion of our board of directors, and the vote accompanying each Share, there should be substantial arguments against the recharacterization of profits with respect to the Shares.

Deductibility of Premiums Paid By Entities Selling Motor Vehicles for Certain Coverages Reinsured by Us As discussed elsewhere herein, risks arising under motor vehicle mechanical service agreements entered into with respect to a particular entity selling motor vehicles ultimately may be retroceded to us and allocated in part to a series of Shares owned by the owner(s) of such entity or by persons closely related to such owner(s). The Service conceivably could seek to deny any deductions taken by the obligor under the motor vehicle mechanical service agreements for premiums paid by it with respect to its obligations ultimately retroceded to us, relying on the theory, developed in cases dealing with transactions involving wholly owned insurance companies, that no insurance risk has been shifted in respect of such premiums. However, although the matter is not free from doubt, given the degree of risk pooling among the series of Shares, there should be substantial arguments in support of the treatment of such premiums as deductible insurance premiums for tax purposes.

                                  LEGAL MATTERS

The legality of the securities offered hereby is passed upon for us by our Barbados counsel, Peter R.P. Evelyn, Hothersal House, St John, Barbados, West Indies. LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Avenue, N.W., Washington, D.C. 20009, will advise us as to certain matters pertaining to the laws of the United States.

                                     EXPERTS

The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included and incorporated by reference in this prospectus, have been audited by Deloitte & Touche, independent chartered accountants, Bridgetown, Barbados, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


The matters of Barbados law referred to in this prospectus are set forth in reliance upon the opinion of Peter R.P. Evelyn and upon his authority as an expert in Barbados law. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has passed upon the statements concerning United States tax laws contained in the discussion under "United States Federal Tax Considerations," which is included herein in reliance upon their authority as experts with respect to such matters.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


Our Annual Report on Form 10-K for the year ended December 31, 2001 (the "Annual Report") and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the "Quarterly Report") filed by us (File No. 33-6534) with the SEC is incorporated herein. Any statement contained in the Annual Report or Quarterly Report shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement.


We undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated here by reference, other than exhibits to such documents unless such documents are specifically incorporated by reference in to such documents. Requests for such documents should be directed to us at One Financial Place, Collymore Rock, St. Michael, Barbados, W.I., Attention Ronald W. Jones, Vice President, Finance, telephone number (246) 436-4895.

                             ADDITIONAL INFORMATION

A registration statement under the 1933 Act has been filed with the SEC with respect to the Shares offered hereby. This prospectus does not contain all of the information set forth in such registration statement, certain parts having been omitted pursuant to the rules and regulations of the SEC. The omitted information may be examined at the SEC's principal office at 450 5th Street, N.W., Washington, D.C., or at the following regional offices: New York City, 26 Federal Plaza, Room 1102; Chicago, 219 South Dearborn Street, Room 1204; and Los Angeles, 5757 Wilshire Boulevard, Suite 500 East. Copies may be obtained upon payment of the fees prescribed from the public reference section of the SEC, Washington, D.C. 20549.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement, of which this prospectus is a part, for a full statement of the provisions, and each such statement in this prospectus is qualified in all respects by such reference.

                          INDEPENDENT AUDITORS' REPORT




To the Stockholders of
MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
One Financial Place
Collymore Rock
St. Michael, Barbados



We have audited the accompanying balance sheets of Motors Mechanical Reinsurance Company, Limited (the "company") as of December 31, 2001 and 2000 and the related statements of operations and retained earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Motors Mechanical Reinsurance Company, Limited as of December 31, 2001 and 2000 and the results of its operations, changes in stockholders' equity and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.






                                                     CHARTERED ACCOUNTANTS


Bridgetown, Barbados
February 15, 2002

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                                 BALANCE SHEETS
                  DECEMBER 31, 2001 AND 2000 AND MARCH 31, 2002

                      (Expressed in United States Dollars)

                                                                                                        March 31, 2002
                                                       Notes         2001               2000             (unaudited)
                                                      -------  ----------------   ------------------ -----------------
ASSETS
     Investments                                        3,7    $    90,433,369    $      92,121,679  $      88,152,591
     Cash and cash equivalents                            7            142,992            1,736,235            102,680
     Accrued investment income                                         789,199              903,734            687,956
     Due from Motors Insurance Corporation                           1,390,278                   --                  0
     Deferred acquisition costs                                     22,810,217           23,898,021         21,991,177
     Advances to shareholders                                          527,500              190,000            437,500
     Prepayments                                                        37,500               37,250             39,375
                                                               ----------------   ------------------ -----------------
     Total Assets                                                  116,131,055          118,886,919  $     111,411,279
                                                               ================   ================== =================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Unearned premiums                                              89,634,122           91,915,465  $      87,963,276
     Reserves for unpaid losses                           4          3,949,590            4,754,710          3,795,869
     Accrued liabilities                                               181,321              125,953            225,826
     Due to Motors Insurance Corporation                                    --              968,864          1,020,165
                                                               ----------------   ------------------ -----------------
     Total Liabilities                                              93,765,033           97,764,992         93,005,136
                                                               ================   ================== =================

COMMITMENTS AND CONTINGENCIES                             7

STOCKHOLDERS' EQUITY                                      5
     Share capital
    -- Common stock - no par value;
        Authorized - 2,000 shares;
        anding - 2,000 shares                                          200,000              200,000            200,000
    -- Participating stock - no par value;
        Authorized - 100,000 shares;
        Issued and outstanding -
        25,000 shares at December
        31, 2001, 25,900 shares
        at December 31, 2000 and 24,700 as of March
        31, 2002                                                     1,875,000            1,942,500          1,852,500
                                                               ----------------   ------------------ -----------------
                                                                     2,075,000            2,142,500          2,052,500
Retained earnings                                         8         18,521,974           16,247,004         15,370,298
Accumulated other comprehensive income                               1,769,048            2,732,423            983,345
                                                               ----------------   ------------------ -----------------
Total Stockholders' Equity                                          22,366,022           21,121,927         18,406,143
                                                               ----------------   ------------------ -----------------
Total Liabilities and Stockholders' Equity                     $   116,131,055    $     118,886,919  $     111,411,279
                                                               ================   ================== =================

The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               AND THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (Expressed in United States Dollars)

                                                                                    Years Ended December 31,
                                                                   -------------------------------------------------------
                                                           Notes         2001               2000                 1999
                                                          -------  ----------------   ------------------ -----------------
INCOME
     Reinsurance premiums assumed                             6    $    51,131,226    $      52,352,900  $      67,104,475
     Recapture of unearned reinsurance premiums               9                 --                   --        (24,934,234)
     Decrease in unearned premiums                                       2,281,343            2,025,900         16,301,709
                                                                   ----------------   ------------------ -----------------
     Premiums earned                                                    53,412,569           54,378,800         58,471,950
                                                                   ----------------   ------------------ -----------------
     Investment Income
     Interest earned                                                     4,518,711            5,122,439          5,911,229
                                                                   ----------------   ------------------ -----------------
     Realized gains/(losses) on investments - net                        1,632,053             (313,531)        (5,255,474)
                                                                   ----------------   ------------------ -----------------
     Investment income                                                   6,150,764            4,808,908            655,755
                                                                   ----------------   ------------------ -----------------

TOTAL INCOME                                                            59,563,333           59,187,708         59,127,705
                                                                   ================   ================== =================

EXPENSES
     Acquisition costs                                                  13,858,660           14,143,309         15,206,934
     Losses paid                                                        40,029,694           40,673,197         47,452,731
     (Decrease)/increase in loss reserves                                 (805,120)              29,471           (668,579)
     Administrative expenses
     Related parties                                                       273,592              245,953            252,299
     Other                                                                 475,589              417,405            419,288
                                                                   ----------------   ------------------ -----------------
TOTAL EXPENSES                                                          53,832,415           55,509,335         62,662,673
                                                                   ----------------   ------------------ -----------------
NET INCOME/(LOSS), for the year                                          5,730,918            3,678,373         (3,534,968)

RETAINED EARNINGS, beginning of year                                    16,247,004           13,190,576         20,629,009

LESS:  DIVIDENDS                                                        (3,083,096)            (673,134)        (4,066,464)

(DEDUCT)/ADD REDEMPTION OF PARTICIPATING STOCK                            (372,852)              51,189            162,999
                                                                   ----------------   ------------------ -----------------
RETAINED EARNINGS, end of year                                     $    18,521,974    $      16,247,004  $      13,190,576
                                                                   ================   ================== =================


The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               AND THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (Expressed in United States Dollars)

                                                         Three Month Periods Ended March 31,
                                                                     (unaudited)
                                                        ------------------------------------
                                                            2002                     2001
                                                        -----------             -----------
INCOME
     Reinsurance premiums assumed                       $10,886,397             $12,703,111
     Decrease in unearned premiums                        1,670,846                 826,198
                                                        -----------             -----------
     Premiums earned                                     12,557,243              13,529,309
                                                        -----------             -----------

INVESTMENT INCOME
     Interest earned                                      1,154,743               1,146,202
     Realized gains on investments-net                      259,176                 444,682
                                                        -----------             -----------
     Investment income                                    1,413,919               1,590,884
                                                        -----------             -----------

TOTAL INCOME                                             13,971,162              15,120,193
                                                        -----------             -----------

EXPENSES
     Acquisition costs                                    3,207,604               3,538,394
     Losses paid                                          9,405,810              10,171,113
     Increase in reserves for unpaid losses                (153,721)                (28,633)
     Administrative expenses
         Related Parties                                     56,039                  56,674
         Other                                              112,956                 123,255
                                                        -----------             -----------
TOTAL EXPENSES                                           12,628,688              13,860,803
                                                        -----------             -----------

NET INCOME                                                1,342,474               1,259,390

RETAINED EARNINGS, beginning of period                   18,521,974              16,247,004

LESS:  DIVIDENDS                                         (4,381,225)             (3,083,096)

REDEMPTION OF
     PARTICIPATING STOCK                                   (112,925)               (130,144)
                                                        -----------             -----------
RETAINED EARNINGS, end of period                        $15,370,298             $14,293,154
                                                        ===========             ===========


The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    AND THE THREE MONTHS ENDED MARCH 31, 2002

                      (Expressed in United States Dollars)

                                                                          December 31, 2001
                                       ----------------------------------------------------------------------------------------
                                                                                      Accumulated
                                           Total                                         Other
                                       Shareholder's   Comprehensive    Retained     Comprehensive      Common    Participating
                                           Equity          Income       Earnings         Income         Stock        Stock
                                       --------------  -------------   -----------  --------------    ---------   -------------
Balance at December 31, 2000           $   21,121,927  $           --  $16,247,004  $    2,732,423    $ 200,000   $  1,942,500
Comprehensive income:
   Net income                               5,730,918      5,730,918     5,730,918              --           --             --
   Other comprehensive income,
     net of tax:
      Unrealized loss on securities,
        net of reclassification              (963,375)      (963,375)           --        (963,375)          --             --
                                                       -------------
      Comprehensive income:                        --  $   4,767,543            --              --           --             --
                                                       =============
Dividends declared on participating
  stock                                    (3,083,096)                  (3,083,096)             --           --             --
Participating stock
  Issued                                        7,500                           --              --           --          7,500
  Redeemed                                   (447,852)                    (372,852)             --           --        (75,000)
                                       --------------                  -----------  --------------    ---------   -------------
Balance at December 31, 2001           $   22,366,022                  $18,521,974  $    1,769,048    $ 200,000   $  1,875,000
                                       ==============                  ===========  ==============    =========   =============

Disclosure of reclassification amount
   Unrealized holding gains arising
     during period                         (2,595,428)
   Less: reclassification adjustment
     for gain included in net income        1,632,053
                                       --------------
Net unrealized loss on securities      $     (963,375)
                                       ==============

                                                                          December 31, 2000
                                       ----------------------------------------------------------------------------------------
                                                                                      Accumulated
                                           Total                                         Other
                                       Shareholder's   Comprehensive    Retained     Comprehensive     Common     Participating
                                           Equity          Income       Earnings         Income         Stock        Stock
                                       --------------  -------------   -----------  --------------    ---------   -------------
Balance at December 31, 1999           $   15,223,117  $          --   $13,190,576  $    (162,459)   $ 200,000    $  1,995,000
Comprehensive income:
   Net income                               3,678,373      3,678,373     3,678,373              --           --             --
   Other comprehensive income,
     net of tax:
      Unrealized gain on securities,
        net of reclassification             2,894,882      2,894,882           --        2,894,882           --             --
                                                       -------------
      Comprehensive income:                        --  $   6,573,255           --               --           --             --
                                                       =============
Dividends declared on participating
  stock                                      (673,134)                    (673,134)             --           --             --
Participating stock
  Issued                                        7,500                           --              --           --          7,500
  Redeemed                                     (8,811)                      51,189              --           --        (60,000)
                                       --------------                  -----------  --------------    ---------   -------------
Balance at December 31, 2000           $   21,121,927                  $16,247,004  $    2,732,423    $ 200,000   $  1,942,500
                                       ==============                  ===========  ==============    =========   =============

Disclosure of reclassification amount
   Unrealized holding gains arising
     during period                          3,208,413
   Less: reclassification adjustment
     for losses included in net
     income                                  (313,531)
                                       --------------
Net unrealized gain on securities      $    2,894,882
                                       ==============

The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    AND THE THREE MONTHS ENDED MARCH 31, 2002

                      (Expressed in United States Dollars)

                                                                          December 31, 1999
                                       ----------------------------------------------------------------------------------------
                                                                                      Accumulated
                                           Total                                         Other
                                       Shareholder's   Comprehensive    Retained     Comprehensive    Common      Participating
                                           Equity           Loss        Earnings     (Loss)/Income      Stock        Stock
                                       --------------  -------------   -----------  --------------    ---------   -------------
Balance at December 31, 1999           $   23,525,568  $          --   $20,629,009  $      334,059    $ 200,000    $ 2,362,500
Comprehensive income:
   Net income                              (3,534,968)    (3,534,968)   (3,534,968)             --           --             --
   Other comprehensive income,
     net of tax:
      Unrealized loss on securities,
        net of reclassification              (496,518)      (496,518)          --         (496,518)          --             --
                                                       --------------
      Comprehensive loss                           --  $  (4,031,486)          --               --           --             --
                                                       ==============
 Dividends declared on participating
  stock                                    (4,066,464)                  (4,066,464)             --           --             --
Participating stock
  Issued                                       15,000                           --              --           --         15,000
  Redeemed                                   (219,501)                     162,999              --           --       (382,500)
                                       --------------                  -----------  --------------    ---------    ------------
Balance at December 31, 1999           $   15,223,117                  $13,190,576  $     (162,459)   $ 200,000    $ 1,995,000
                                       ==============                  ===========  ==============    =========    ============

Disclosure of reclassification amount
   Unrealized holding losses arising
     during period                         (5,751,992)
   Add: reclassification adjustment
     for losses included in net
     income                                 5,255,474
                                       --------------
Net unrealized loss on securities      $     (496,518)
                                       ==============

                                                                     March 31, 2002 (unaudited)
                                       ----------------------------------------------------------------------------------------
                                                                                      Accumulated
                                           Total                                         Other
                                       Shareholder's   Comprehensive    Retained     Comprehensive     Common     Participating
                                           Equity          Income       Earnings     (Loss)/Income      Stock        Stock
                                       --------------  -------------   -----------  --------------    ---------   -------------
Balance at December 31, 2001           $   22,366,022  $          --   $18,521,974  $    1,769,048    $ 200,000   $ 1,875,000
Comprehensive income:
   Net income                               1,342,474      1,342,474     1,342,474              --           --           --
   Other comprehensive income,
     net of tax:
      Unrealized loss on securities,
        net of reclassification              (785,703)      (785,703)          --        (785,703)          --            --
                                                       -------------
      Comprehensive income                         --  $     556,771           --              --           --            --
                                                       =============
Dividends declared on participating
  stock                                    (4,381,225)                  (4,381,225)             --           --           --
Participating stock
  Issued                                                                        --              --           --
  Redeemed                                   (135,425)                    (112,925)             --           --       (22,500)
                                       --------------                  -----------  --------------    ---------   -------------
Balance at March 31, 2002              $   18,406,143                  $15,370,298  $      983,345    $ 200,000   $ 1,852,500
                                       ==============                  ===========  ==============    =========   =============

Disclosure of reclassification amount
   Unrealized holding losses arising
     during period                          1,044,879
   Add: reclassification adjustment
     for losses included in net
     income                                   259,176

Net unrealized loss on securities      $      785,703
                                       ==============


The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
               AND THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (Expressed in United States Dollars)

                                                                              Years Ended December 31,
                                                                --------------------------------------------------
                                                                     2001              2000               1999
                                                                --------------   --------------    ---------------
CASH FLOWS FROM OPERATING  ACTIVITIES

     Reinsurance premiums collected                             $   48,312,795   $   64,624,446    $   54,936,354
     Reinsurance premiums returned                                          --      (24,934,234)               --
     Losses and acquisition expenses paid                          (52,571,957)     (59,203,627)      (52,963,826)
     Administrative expenses paid                                     (791,054)        (698,452)         (672,060)
     Investment income received                                      4,623,433        6,376,462         5,529,962
                                                                --------------   --------------    ---------------
Net cash (used in)/provided by operating activities                   (426,783)     (13,835,405)        6,830,430
                                                                --------------   --------------    ---------------

CASH FLOWS FROM INVESTING  ACTIVITIES

     Purchases of investments                                      (71,853,926)    (173,786,271)     (396,939,849)
     Sales and maturities of investments                            74,210,913      163,430,130       401,478,047
                                                                --------------   --------------    ---------------
Net cash from/(used in) investing activities                         2,356,987      (10,356,141)        4,538,198
                                                                --------------   --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from issuance of participating stock                       7,500            7,500            15,000
     Redemption of participating stock                                (447,851)          (8,811)         (219,501)
     Dividends paid                                                 (3,083,096)        (673,134)       (4,066,464)
                                                                --------------   --------------    ---------------
Net cash used in financing activities                               (3,523,447)        (674,445)       (4,270,965)
                                                                --------------   --------------    ---------------

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                    (1,593,243)     (24,865,991)        7,097,663

CASH AND CASH EQUIVALENTS,
     beginning of year                                               1,736,235       26,602,226        19,504,563
                                                                --------------   --------------    ---------------
CASH AND CASH EQUIVALENTS,
     end of year                                                $      142,992   $    1,736,235    $   26,602,226
                                                                ==============   ==============    ===============



                                                                              Years Ended December 31,
                                                                --------------------------------------------------
                                                                     2001              2000               1999
                                                                --------------   --------------    --------------
RECONCILIATION OF NET INCOME TO NET CASH (USED IN)PROVIDED BY
OPERATING ACTIVITIES:

     Net income/(loss)                                          $    5,730,918   $    3,678,373    $   (3,534,968)
     Realized (gains)/losses on investments                         (1,632,053)         313,531         5,255,474
     Change in:
     Accrued investment income                                         114,535        1,350,045          (465,289)
     Deferred acquisition costs                                      1,087,804          520,549         4,242,183
     Advances to shareholders                                         (337,500)              --                --
     Prepayments                                                          (250)        (181,250)          (46,000)
     Unearned premiums                                              (2,281,343)      (2,025,900)      (16,301,709)
     Reserves for unpaid losses                                       (805,120)          29,471          (668,579)
     Accrued liabilities                                                55,368         (150,163)          126,060
     Due (from)/to Motors Insurance Corporation                     (2,359,142)     (17,370,061)       18,223,258
                                                                --------------   --------------    --------------
NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES             $     (426,783)  $  (13,835,405)   $    6,830,430
                                                                ==============   ==============    ==============

The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
           AND THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (Cont'd)

                      (Expressed in United States Dollars)

                                                                     Three Month Periods
                                                                       Ended March 31,
                                                                   2002               2001
                                                               (unaudited)        (unaudited)
                                                             ---------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Reinsurance premiums collected                          $   14,094,604    $   11,102,794
     Losses and acquisition expenses paid                       (12,572,120)      (12,090,711)
     Administrative expenses paid                                   (42,004)         (136,885)
     Investment income received                                   1,241,607         1,208,571
                                                             ---------------   ----------------
Net cash provided by operating activities                         2,722,087            83,769
                                                             ---------------   ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of investments                                   (35,744,063)      (19,573,823)
     Sales and maturities of investments                         37,498,314        22,507,618

Net cash provided by investing activities                         1,754,251         2,933,795
                                                             ---------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of Participating Stock                        0                 0
     Redemption of Participating Stock                             (135,425)         (145,144)
     Dividends paid                                              (4,381,225)       (3,083,096)
                                                             ---------------   ----------------
Net cash used in financing activities                            (4,516,650)       (3,228,240)
                                                             ---------------   ----------------
DECREASE IN CASH AND CASH EQUIVALENTS                               (40,312)         (210,676)

CASH AND CASH EQUIVALENTS, beginning of period                      142,992         1,736,235
                                                             ---------------   ----------------
CASH AND CASH EQUIVALENTS, end of period                     $      102,680    $    1,525,559
                                                             ===============   ================
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
     BY OPERATING ACTIVITIES:
     Net income                                                   1,342,474         1,259,390
     Realized gains on investments                                 (259,176)         (444,682)
     Change in:
         Accrued investment income                                  101,243            75,369
         Deferred acquisition costs                                 819,040           214,811
         Advances to shareholders                                    90,000                 0
         Prepaid expenses                                            (1,875)           (4,177)
         Unearned premiums                                       (1,670,846)         (826,198)
         Reserves for unpaid losses                                (153,721)          (28,633)
         Accrued liabilities                                         44,505            23,213
         Due to Motors Insurance  Corporation, net                2,410,443          (185,324)
                                                             ---------------   ----------------
Net cash provided by operating activities                    $    2,722,087    $       83,769
                                                             ===============   ================


The accompanying notes form an integral part of these financial statements.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
          (Unaudited as to the information as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001)

                           (Expressed in U.S. Dollars)

Note 1.   OPERATIONS

          The Company is incorporated under the laws of Barbados and is a licensed insurer under the Exempt Insurance Act, 1983 and amendments thereto.

          All of the common stock of the Company is owned by Motors Insurance Corporation (`MIC'), a member of the GMAC Insurance Group. MIC (the "Common Shareholder") is an indirect wholly-owned subsidiary of General Motors Corporation. The principal activity of the Company is the assumption of motor vehicle mechanical service agreements arising under insurance policies reinsured by MIC and attributable to an MIC Mechanical Account in respect of which shares of Participating Stock are issued and outstanding. All premiums received were assumed from MIC.

Note 2.   SIGNIFICANT ACCOUNTING POLICIES

          Basis of Presentation

          The financial statements are stated in United States dollars and prepared in conformity with accounting principles generally accepted within the United States of America.

          Reclassifications

          Certain amounts from 2000 have been reclassified to conform with 2002 and 2001 classifications.

          Use of Estimates

          The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Premium Income and Acquisition Costs

          Reinsurance premiums are based on the Company assuming (after ceding commission) 75% of the original policy premium written by the direct insurer prior to October 1, 2001 and 80% for policy premiums written by the direct insurer, on and after October, 2001. Of these reinsurance premiums, 75% is retroceded to the Company when written and 25% when earned.

          Premiums are written on the basis of quarterly cessions and earned relative to anticipated loss exposures. Acquisition costs, consisting of ceding commissions and excise taxes, are taken into income on the basis of premiums earned.

          Investments

          Investments, all of which are available for sale, are comprised of interest-bearing marketable securities, and an investment in an international equity fund, which are carried at fair value based on quoted market prices and dealer quotes obtained from an external pricing service. Investments with original maturities of less than 90 days are classified as cash equivalents. Unrealized appreciation (depreciation) is included in accumulated other comprehensive income.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
          (Unaudited as to the information as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001)

                           (Expressed in U.S. Dollars)

Note 2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Realized gains and losses on the sale of investments are included as investment income and are calculated based on amortized costs.

          Loss Reserves

          The Company provides for unsettled, reported losses based on estimates of the final settlement, with an experience factor added to provide for losses incurred, but not reported. The final settlement may be greater or less than the amounts provided. Any such differences, when they become known, are recognized in current operations and can potentially be significant to the financial statements.

          Derivatives

          In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. In the second quarter of 1999, the FASB issued SFAS No. 138 which amends SFAS No. 133 and delayed implementation of SFAS No. 133 until fiscal years beginning on or after June 15, 2000. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualified for hedge accounting. The Company adopted this accounting standard on January 1, 2001 as required. Adoption did not have a material impact on the financial position or result of operations of the Company.

          Taxation

          The Company has received an undertaking from the Barbados Government exempting it from all local income, profits and capital gains taxes for a period of fifteen years expiring December 31, 2001. Thereafter, and until December 31, 2016 the Company will be subject to tax at a rate of 2% on its taxable income provided that the amount of such tax will not exceed $2,500 per annum.

          Stockholders who are United States residents are taxed in the United States on their share of the Company's income on a deemed distribution basis.

          Earnings Per Share

          No amount has been reported as earnings per share as the earnings applicable to the Participating Stockholders vary with the underwriting results of each series. Retained earnings applicable to the Common Stockholder include allocated investment income and operating expenses and amounts restricted for advances to Participating Stockholders (see Note 8).

          Interim Financial Information

          The financial statements as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001, are unaudited, but in the opinion of Management, reflect all adjustments, consisting of normal recurring accruals, which are necessary for a fair presentation of the results for the periods presented. Results for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the whole fiscal year.

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
          (Unaudited as to the information as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001)

                           (Expressed in U.S. Dollars)

Note 3.   INVESTMENTS

          The cost and fair value of investments in debt securities and equities are as follows:


                                                                     Gross            Gross
                                                                  Unrealized       Unrealized
                                                    Cost         Appreciation     Depreciation      Fair Value
                                              --------------    --------------  ---------------   --------------
          December 31, 2001:

          Governments and their agencies      $   45,182,051    $    1,221,744   $           --   $   46,403,795

          Corporations                            18,886,693           401,564               --       19,288,257

          Supranationals                           8,347,098           405,162               --        8,752,260
                                              --------------    --------------  ---------------   --------------
          Sub-total debt securities               72,415,842         2,028,470               --       74,444,312
          Capital International Fund              16,248,479                --         (259,422)      15,989,057
                                              --------------    --------------  ---------------   --------------
          Total                               $   88,664,321    $    2,028,470   $     (259,422)  $   90,433,369
                                              ==============    ==============  ===============   ==============
          December 31, 2000:

          Governments and their agencies      $    9,486,283    $      259,398   $           --   $    9,745,681

          Corporations                            60,211,122         1,517,503         (138,769)      61,589,856

          Supranationals                           3,600,827            91,045               --        3,691,872
                                              --------------    --------------  ---------------   --------------
          Sub-total debt securities               73,298,232         1,867,946         (138,769)      75,027,409
          Capital International Fund              16,091,024         1,003,246               --       17,094,270
                                              --------------    --------------  ---------------   --------------
          Total                               $   89,389,256    $    2,871,192   $     (138,769)  $   92,121,679
                                              ==============    ==============  ===============   ==============


          The cost and fair value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call on prepay obligations with or without call or prepayment penalties.

                                                                 Cost            Fair Value
                                                            -------------      -------------
          Due after one year through five years             $  16,921,135      $  17,591,225
          Due after five years through ten years               21,285,275         21,475,038
          Due after ten years through thirty years             34,209,432         35,378,049
                                                            -------------      -------------
                                                            $  72,415,842      $  74,444,312
                                                            =============      =============

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
          (Unaudited as to the information as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001)

                           (Expressed in U.S. Dollars)

Note 3.   INVESTMENTS (Continued)

          In 2001, gross gains of $2,067,143 and gross losses of $435,090 were realized. In 2000, gross gains of $1,735,049 and gross losses of $2,048,580 were realized. In 1999 gross gains of $1,571,947 and gross losses of $6,827,421 were realised.

          The following summarizes net unrealized appreciation (depreciation) on investments:

                  Balance, December 31, 1998                      $     334,059
                  Net depreciation                                     (496,518)
                                                                  --------------
                  Balance, December 31, 1999                      $    (162,459)
                  Net appreciation                                    2,894,882
                                                                  --------------
                  Balance at December 31, 2000                    $   2,732,423
                  Net depreciation                                     (963,375)
                                                                  --------------
                  Balance at December 31, 2001                    $   1,769,048

                  Net appreciation (unaudited)                         (785,703)
                                                                  --------------
                  Balance, March 31, 2002 (unaudited)             $     983,345
                                                                  --------------

          The investment portfolio is comprised of approximately 82% in diverse debt securities which do not result in any concentration of credit risk and 18% in an international equity fund. At December 31, 2001 and 2000 100% of the Company's investments are denominated in United States dollars.

Note 4.   RESERVES FOR UNPAID LOSSES

          The following table sets forth an analysis of changes in the loss reserves for the years ended December 31, 2001, 2000 and 1999:

                                                                       2001               2000             1999
                                                                       ----               ----             ----
               Beginning balance in reserves
                  for losses                                    $     4,754,710    $     4,725,239   $     5,393,818
                                                                ----------------   ----------------  ----------------
               Add/(deduct) provision for losses
                  incurred related to:
                  Current claim year                                 40,529,340         41,579,713        47,211,542
                  Prior claim years                                  (1,304,766)          (877,045)         (427,390)
                                                                ----------------   ----------------  ----------------
               Total                                                 39,224,574         40,702,668        46,784,152
                                                                ----------------   ----------------  ----------------
               Deduct paid losses attributable to:
                  Current claim year                                 36,590,250         36,837,642        43,514,155
                  Prior claim years                                   3,439,444          3,835,555         3,938,576
                                                                ----------------   ----------------  ----------------
               Total                                                 40,029,694         40,673,197        47,452,731
                                                                ----------------   ----------------  ----------------
               Ending balance in reserves
                  for losses                                    $     3,949,590    $     4,754,710   $     4,725,239
                                                                ================   ================  ================

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
          (Unaudited as to the information as of March 31, 2002 and for the three month periods ended March 31, 2002 and 2001)

                           (Expressed in U.S. Dollars)

Note 4.   RESERVES FOR UNPAID LOSSES (Continued)

          As a result of change in estimates of losses incurred in prior years, the provisions for losses incurred in 2001, 2000 and 1999 decreased by $1,304,766, $877,045 and $427,390 respectively.

Note 5.   STOCKHOLDERS' EQUITY

          All of the Company's Common Stock is held by MIC.

          During the quarter ended March 31, 2002, no shares of Participating Stock were issued and the Board of Directors (the "Board") redeemed three series of Participating Stock which had been previously placed in run-off and had reached a fully earned position during the quarter ended March 31, 2000. During each of the years 2001 and 2000, 1 additional series of 100 shares of Participating Stock was issued. In addition, during 2001 the Board redeemed ten series of 100 shares which had been previously placed in run off and had reached fully earned position during 2001. During 2000 the Board redeemed eight series of 100 shares, which had been previously placed in run off, of which seven series had reached a fully earned position during 2000. During 1999 the Board of Directors also redeemed 37 series of 100 shares for nil value, and thereafter, MIC recaptured the unearned premium and loss reserves for those series (see Note 9).

          In the years ended December 31, 2001, 2000 and 1999 costs in the amount of $106,751, $98,992, and $141,696 respectively, were incurred in the sale of Participating Stock. The Common Stockholder reimbursed the Company directly for these expenses.

          The Common Stockholder is entitled to elect five directors, at least one of whom must be a resident of Barbados. The Common Stockholder has no right to vote with respect to liquidation of the Company. The Common Stockholder generally has the sole right to vote on matters not specifically reserved to Participating Stock.

          The holders of Participating Stock as a class are entitled to elect one director. Generally, liquidation of the Company requires approval by at least 75% of the outstanding shares of this class. Any redemption of a series of shares requires a vote of the Board of Directors provided that the director representing holders of the Participating Stock votes in favour of the redemption. Any changes in the Company's Articles of Incorporation or By-Laws require the approval of a majority of the shares of Participating Stock present and voting together with a majority of the shares of Common Stock.

          From time to time, funds are held in escrow on account of Participating Stock applications. Such amounts are not included in cash and cash equivalents in the accompanying financial statements. At December 31, 2001 and 2000, there were no funds held in escrow.

Note 6.   REINSURANCE PREMIUMS

          Under the provisions of the retrocession agreement, the Company will assume future additional premiums of $29,878,041 ($30,638,488 at December 31, 2000) relating to premiums written by Motors Insurance Corporation but unearned at the respective period ends. The amounts will be received as the premiums are earned, net of related acquisition costs.

Note 7.   LETTER OF CREDIT

          The Company has provided an irrevocable letter of credit to MIC, in the amount of $72,350,000 ($76,050,500 at December 31, 2000) to collateralize the amounts recoverable from the Company related to the business ceded to it. Cash equivalents and investments are assigned to collateralize the letter of credit.

Note 8.   RETAINED EARNINGS

          Items of income or loss and premiums and expenses attributable to insurance underwriting activities are determined as of the end of each calendar quarter and are allocated to the Participating Stockholders' capital accounts.

          An amount equal to 1 percent of assumed premiums is allocated to the capital account of the Common Stockholder. Such allocations accumulate as restricted retained earnings and may be used to advance capital to any Participating Stockholders who incur a deficit in their capital accounts. Any such advances are repayable out of future profitable operations of the respective Participating Stockholder. Amounts allocated to the Common Stockholder, net of advances to Participating Stockholders, are presented in the table below as "net transfers".

          Dividends may be declared and paid at the discretion of the Company's Board of Directors subject to the right of holders of Participating Stock to receive minimum dividends. The minimum annual dividend payable on each share shall be such share's pro-rata portion of an amount equal to twenty percent of the net income, if any, for the preceding year attributable to the subsidiary capital account associated with the series of which that share is part.

          Barbados law requires that the Company maintain a minimum margin of solvency based generally on the amount of premiums earned in the preceding year. At January 1, 2002, the Company's required minimum stockholders' equity computed in accordance with Barbados law was approximately $5,841,257.

          Retained earnings applicable to the Common and Participating Stockholders are comprised of the following:

                                                                      Common        Participating        Total
                                                                      ------        -------------        -----
              Balance, December 31,1998                          $       12,812    $   20,616,197   $   20,629,009

              Net income/(loss) for the year                              1,422        (3,536,390)     ( 3,534,968)
              Dividend paid                                                  --        (4,066,464)      (4,066,464)
              Redemption of participating stock                              --           162,999          162,999
                                                                 ---------------   ---------------  ---------------
              Balance, December 31, 1999                         $       14,234    $   13,176,342   $   13,190,576
                                                                 ---------------   ---------------  ---------------

                                                                      Common        Participating        Total
                                                                      ------        -------------        -----

              Balance, December 31, 1999                         $       14,234    $   13,176,342   $   13,190,576

              Net income for the year                                    11,717         3,666,656        3,678,373
              Dividend paid                                                  --          (673,134)        (673,134)
              Redemption of participating stock                              --            51,189           51,189
                                                                 ---------------   ---------------  ---------------
              Balance, December 31, 2000                         $       25,951    $   16,221,053   $   16,247,004
                                                                 ---------------   ---------------  ---------------
              Net income for the year                                    19,868         5,711,050        5,730,918
              Dividend paid                                                  --        (3,083,096)      (3,083,096)
              Redemption of participating stock                              --          (372,852)        (372,852)
                                                                 ---------------   ---------------  ---------------
              Balance, December 31, 2001                                 45,819        18,476,155       18,521,974
                                                                 ---------------   ---------------  ---------------
              Net income for the quarter                                  3,812         1,338,662        1,342,474
              Dividend paid                                                  --        (4,381,225)      (4,381,225)
              Redemption at participating stock                              --          (112,925)        (112,925)
                                                                 ---------------   ---------------  ---------------
              Balance, March 31, 2002                            $       49,631    $   15,320,667   $   15,370,298
                                                                 ===============   ===============  ===============

Note 9.   RECAPTURE OF UNEARNED REINSURANCE PREMIUMS

          During 1999, the Company entered into a recapture agreement with MIC for 37 series of Participating Shares. Under the agreement MIC recaptured premium of $24,934,234, which represents unearned premiums and an amount equal to $1,209,316 for losses incurred, but unpaid in respect to the recapture business as of June 30, 1999. Additionally, MIC has paid the Company a recapture commission of $6,482,901 which represents the deferred portion of the ceding commission previously paid by the Company.

                            COMPANIES ACT OF BARBADOS                 APPENDIX A
                                  (Section 205)
                       RESTATED ARTICLES OF INCORPORATION                FORM 13


1.   Name of Company
Motors Mechanical Reinsurance Company, Limited

2.       Company No.
1485

3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE COMPANY IS AUTHORIZED TO ISSUE

The annexed Schedule is incorporated in this form.

4.   RESTRICTION IF ANY ON SHARE TRANSFERS

The annexed Schedule is incorporated in this form.

5.   NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS

There shall be a minimum of 5 and a maximum of 6 directors.

6.   RESTRICTIONS IF ANY ON BUSINESS THE COMPANY MAY CARRY ON

The principal object and activity of the Company is to engage in Exempt Insurance business within the meaning of the Exempt Insurance Act, 1983 of Barbados and the business of the Company shall be restricted accordingly.

7.   OTHER PROVISIONS IF ANY

The annexed Schedule is incorporated in this form.


8.       Date                         Signatures                    Title
         February 25, 2002            Peter R.P. Evelyn             Director

FOR MINISTRY USE ONLY

COMPANY NO.                FILED

         COMPANIES ACT OF BARBADOS SCHEDULE TO ARTICLES OF INCORPORATION

3. The classes and any maximum number of shares that the Company is authorized to issue:

The Company is authorized to issue:

(a) 2,000 shares of one class without nominal or par value to be designated Common shares; and

(b) 100,000 shares of one class without nominal or par value to be designated Participating shares which shall be divided into 1,000 series and issued in series of 100 shares.

The rights, preferences and limitations of the said classes of shares are as follows:

DEFINITIONS

In these Articles and any amendment thereto and in the Company's By-Laws the following terms shall mean:

Board-- The Company's Board of Directors.

Company-- Motors Mechanical Reinsurance Company, Limited.

MIC -- Motors Insurance Corporation, a New York corporation with its administrative offices in Detroit, Michigan.

MIC Mechanical Account -- The separate business record maintained by MIC or any of its affiliates to track volume, experience, and commissions with respect to motor vehicle mechanical service agreements sold by one or more particular entities selling new and/or used motor vehicles.

Restricted Earned Surplus -- At any point in time, that portion of the earned surplus, if any, in the Subsidiary Capital Account for the Common shares equal to: (1) premiums allocated to the Subsidiary Capital Account of the Common shares during the immediately preceding five-year period pursuant to Section 3(1)(1)(a), plus (ii) deficits restored to such Account during such period pursuant to Section 3(1)(7)(c), less (iii) return premiums allocated to such account during such period pursuant to Section 3(1)(1)(d), and less (iv) deficits allocated to such account during such period pursuant to Section 3(1)(7)(a)(i) to the extent that they relate to amounts described in clauses (i) and (ii) of this definition.

Shares -- Shares of the Participating Stock of the Company.

Stock Purchase Agreement -- The agreement entered into between the Company and the purchaser of Shares, in the form approved by the Board.

Subsidiary Capital Account -- The subsidiary bookkeeping record established by the Company for a particular series or class of shares and maintained for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series or class of shares.

(1)  ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

The Company will establish a Subsidiary Capital Account with respect to the Common shares as a class, and to each series of Shares of the Company at the time a series is issued.

The consideration received by the Company upon the issuance of a particular series of Shares and the Common shares as a class will be allocated to the Subsidiary Capital Account for that series or class. Items of income and expense, and losses, attributable to insurance underwriting activities shall be determined as of the end of each calendar quarter and shall be allocated to the Subsidiary Capital Accounts as of the end of the fiscal quarter of the

Company in which the respective calendar quarter ends. Investment experience, and other items of income and expense, gains and losses and distributions with respect to shares of the Company will be determined and allocated to the Subsidiary Capital Accounts as of the end of each fiscal quarter of the Company. All such accounting determinations shall be made using United States generally accepted accounting principles, unless otherwise required by these Articles. For purposes of such allocations, items shall be "related" to a Subsidiary Capital Account which is identified with the same MIC Mechanical Account to which such items can be attributed.

(1) Items of income and expense, and losses, attributable to insurance underwriting activities shall be allocated to the Subsidiary Capital Accounts in accordance with the following paragraphs:


     (a) With respect to premiums ceded to the Company, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account; provided, however, that an amount equal to one and one percent (1%) of such premiums shall be subtracted from such Subsidiary Capital Account and allocated to the Subsidiary Capital Account of the Common shares.


     (b) With respect to any agents' or brokers' commissions, any commissions recaptured, unearned premiums, reinsurance premiums ceded by the Company, and any United States excise tax, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account.

     (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account. For this purpose, losses incurred includes both paid and unpaid (reported and unreported) losses.


     (d) With respect to return premiums, ninety-nine percent (99%) shall be allocated to the related Subsidiary Capital Account and one percent (1%) shall be allocated to the Subsidiary Capital Account for the Common shares.


(2) Any expenses or liabilities attributable to ordinary day-to-day Company operations, excluding any United States Federal income taxes, shall be allocated among all Subsidiary Capital Accounts for the Shares pro rata on the basis of the number of series issued and outstanding at the end of the fiscal quarter in which the expense or liability is incurred, provided that for purposes of such allocation, series of Shares issued at any time during the twelve calendar months preceding the end of the fiscal quarter in which the expense or liability is incurred, and series with respect to which the unearned premium is zero as of such date, shall be excluded.

(3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) incurred by the Company shall be allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to the taxable income of the Company upon which the tax (and any interest or penalties) is imposed.

(4) Any expenses or liabilities attributable to the organization of the Company or to the offer, sale or issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the United States Securities and Exchange Commission and the various states and other jurisdictions of the United States as they pertain thereto, shall be allocated to the Subsidiary Capital Account for the Common shares.

(5) Any expenses or liabilities of the Company not allocable in the manner described in paragraphs (2) through (4) above shall be allocated among the Subsidiary Capital Accounts on the basis of the relative balances of such accounts as of the end of the fiscal quarter preceding the date on which the expense or liability is incurred.

(6) (a) Investment income, net of any direct investment expense, shall be allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balance (as defined in subparagraph (b) below) of each such account as of the last day of the fiscal quarter preceding the quarter for which the investment income is being allocated. For these purposes, net investment income will include realized (but not unrealized) gains and losses.

     (b) The Investment Asset Balance of each Subsidiary Capital Account shall be equal to the capital and surplus allocated to such account, increased by:

          (i) the unearned portions of the written premiums that have been collected by the Company and allocated to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated, net of any applicable commissions and taxes;

          (ii) the outstanding loss reserves attributable to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated; and

          (iii) any other outstanding liability that has been charged to such account as of the last day of the fiscal quarter preceding the quarter for which the income is being allocated.

(7) (a) If, after the credits and charges described in paragraphs (1) through
(6) above are made to the Subsidiary Capital Accounts there exists a deficit in one or more of such accounts, then each such deficit will be allocated to and charged against:

          (i) first, the Subsidiary Capital Account for the Common shares to the extent of Restricted Earned Surplus;

          (ii) then, any remaining unallocated deficit to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative earned premiums allocated to each such account for the fiscal quarter for which the allocation is being made; provided, however, that only accounts which have positive balances will be taken into account for the purposes of this allocation;

          (iii) then, any remaining unallocated deficit to the remaining Subsidiary Capital Accounts for the Shares with positive balances as of the last day of the fiscal quarter for which the allocation is being made, pro rata, based upon such balances; and

          (iv) finally, to the extent necessary, the Subsidiary Capital Account for the Common shares.

     (b) If, as a result of an allocation of a deficit as described in subparagraph (ii) or (iii) of paragraph (a) above, a deficit is created in one or more of the Subsidiary Capital Accounts, then the resulting deficit(s) will be further allocated in the manner provided in that subparagraph.

     (c) Although this paragraph (7) shall be applied in a manner that does not result in a balance in any Subsidiary Capital Account for a series of Shares that is less than zero, if any such account had a deficit that was allocated to and charged against the Subsidiary Capital Account of the Common shares pursuant to Section 3(1)(7)(a)(i) hereof, or to the Subsidiary Capital Account for any series of Shares pursuant to Section 3(1)(7)(a)(ii) or (iii) hereof (after taking into account the provisions of Section 3(1)(7)(b)) after January 1, 1995, then at the end of any succeeding fiscal quarter for which that account otherwise would show an account balance greater than zero, such balance will be reallocated and credited:

          (i) first to the Subsidiary Capital Account of the Common shares until all reductions of such Subsidiary Capital Account for the Common shares under Section 3(1)(7)(a)(i) hereof with respect to said series of Shares have been restored, and

          (ii) then, to the Subsidiary Capital Accounts for the Shares, pro rata, based upon the relative amounts, through the end of the fiscal quarter preceding the quarter for which the reallocation hereunder is being made, of deficits that were allocated after January 1, 1995 to those accounts (whether under Section 3(1)(7)(a)(ii) or (iii)) from any Subsidiary Capital Account and that have not previously been restored, until all Subsidiary Capital Account reductions after January 1, 1995 under Section 3(1)(7)(a) with respect to the series of Shares from which the reallocation hereunder is being made have been restored.

(8) (a) Dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to shares of the Company will be allocated to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

     (b) Where all shares of a series of Shares are repurchased by the Company pursuant to Section 4 below, or redeemed in accordance with the Company's procedures for redemption set forth in Section 3(6) below, the Subsidiary Capital Account for such series shall be terminated as of the last day of the fiscal quarter in which the unearned portion of premiums that have been ceded to the Company and allocated to such account becomes zero. Subsequent to the Repurchase Date or Redemption Date (as those terms are defined in Sections 4 and 3(6), respectively), as the case may be, any positive balance as of the last day of any calendar quarter for the Subsidiary Capital Account of any repurchased or redeemed series of Shares, after application of the provisions of Section 3(1)(7)(c), will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter then ending and any net deficit will be allocated in accordance with the provisions of Section 3(1)(7)(a).

     The allocations to the Subsidiary Capital Accounts described above shall be approved by the Board, and when finally so approved all calculations, allocations and determinations shall be final and conclusive and shall be binding on all holders of shares of the Company for all purposes, including without limitation any redemption of shares of the Company pursuant to the Company's procedures for redemption. The Board is authorized to interpret and apply the provisions of these Articles and to promulgate such additional rules and guidelines as the Board deems appropriate to carry out the intent of these Articles and such interpretations, rules and guidelines shall be binding on all shareholders.

(9) For purposes of allocating expenses and liabilities (that are allocated based on Subsidiary Capital Account balances) and investment income, and of calculating the amount of dividends and of payments upon liquidation of the Company or upon redemption or repurchase of Shares by the Company pursuant to these Articles, the Subsidiary Capital Account for a series of Shares shall be deemed to have been reduced by the outstanding amount of any advance of funds made with respect to such series of Shares as of the applicable date for determination of the balance of the Subsidiary Capital Account. For purposes of this Section 3(1)(1)(9), an advance of funds is "made with respect to a series of Shares" if the advance has been paid to one or more holders of Shares of that series.

(2)  PARTICIPATING SHARES

     (a) If any Share shall be redeemed, repurchased or otherwise retired, it shall return to the status of an authorized but unissued share of such class.

     (b) A series of Shares shall be issued with respect to a specific MIC Mechanical Account. Only one series of Shares shall be issued with respect to an MIC Mechanical Account. A series of Shares shall be issued only to persons or entities acceptable to the Board and certified by the owner(s) of the entity or entities to which the MIC Mechanical Account relates. Certification will be effected in accordance with procedures adopted by the Board from time to time. No share of any particular series of Shares shall be issued unless all shares of such series are issued.

     (c) Each outstanding Share shall entitle the registered holder of record of such Share to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

     (d) The holders of Shares shall among them have the right to elect one director of the Company and shall otherwise have only such voting rights as are specifically provided herein. On all such matters each share shall entitle the registered holder thereof to one vote.

     (e) The rights associated with any Shares of a series shall be identical to the rights associated with all other Shares of the same series.

(3)  COMMON SHARES

     (a) Each outstanding Common share shall entitle the registered holder of such shares to dividends in accordance with the rules set forth in Section 3(5) of these Articles.

     (b) Each outstanding Common share shall entitle the registered holder thereof to one vote per share on all resolutions of the Company other than as specifically provided herein.

     (c) The holders of the Common shares shall be entitled to elect five directors of the Company, one of whom must be a resident citizen of Barbados.

(4)  LIQUIDATION

The Company may be liquidated upon the vote of the holders of at least seventy-five percent (75%) of the Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment of all liabilities of the Company, each holder of Shares of a series shall be entitled to receive an amount equal to his share (based on his proportionate ownership of such series) of the Subsidiary Capital Account balance related to his series of Shares before any distribution of the assets of the Company shall be made to holders of the Common shares. After such payment shall have been made in full to the holders of the outstanding Shares, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Shares so as to be available therefor, the holders of the outstanding Shares shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company, if any, shall be divided and distributed among the holders of the Common shares then outstanding pro rata based on their respective shares. A consolidation or merger of the Company, or sale or transfer of all or substantially all its assets, or any purchase or redemption of shares of the Company of any class or series, shall not be regarded as a "liquidation, dissolution, or winding up" within the meaning of this paragraph.

(5)  DIVIDENDS

     (a) Subject to the following paragraphs, dividends may be paid at the discretion of the Board.

     (b) Dividends, payable in cash or such other property as the Board may determine, on a series of Shares or on Common shares, shall be declared and payable only if the Company shall have, after giving effect to the dividend, sufficient net assets, without regard to any Letter of Credit or Guarantee, to meet the general business solvency margin prescribed by the Exempt Insurance Act and Section 51 of the Act; provided that dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any Guarantee or Letter of Credit) would meet its pro rata share, based on allocable premium income, of the minimum net assets required of the Company under the Exempt Insurance Act. Subject to the right of the holders of Shares to receive minimum dividends pursuant to the following paragraph, to the extent a dividend is declared on the Shares, it shall be declared and paid subject to the foregoing limitations for each series of Shares as a percentage of the net income for the preceding calendar year and/or earned surplus as of the end of the preceding calendar year, attributable to each series, provided that such percentage may vary among series of Shares with the level of net income and/or earned surplus. Dividends shall only be declared and paid on Common shares to the extent that the earned surplus attributable to Common shares exceeds Restricted Earned Surplus.

     (c) Subject to the preceding paragraph, the holders of the Shares of each series shall be entitled to receive minimum annual dividends, payable annually within each fiscal year, in cash or such other property as the Board may determine. The minimum annual dividend payable on each Share shall be such Share's pro rata portion of an amount equal to twenty percent (20%) of the net income, if any, for the preceding fiscal year attributable to the Subsidiary Capital Account associated with the series of which that Share is a part. If a holder of Shares receives no dividend or a limited dividend in any annual period as a result of the limitations set forth in the preceding paragraph, any unpaid portion of the minimum dividend otherwise payable pursuant to this paragraph shall not become payable pursuant to this paragraph in any subsequent year.

     (d) In no event shall any dividend whatever be paid upon or declared or set apart for the Common shares, unless and until all minimum annual dividends required to be paid on the then outstanding Shares for the then current period shall have been paid or declared and set apart for payment.

(6)  REDEMPTION

The Common shares are non-redeemable. Subject to compliance with any applicable statute or act, the Company may redeem any of its issued and outstanding Shares if all Shares of the series involved are redeemed and the redemption of such Shares is approved by a majority of the Board, provided that the Director representing holders of the Shares votes in favor of the redemption.

The redemption of Shares shall be effective on such future date as determined by the Board, which shall be no later than the last business day of the calendar year in which the redemption was approved by the Board. Such date is herein called the "Redemption Date."

The consideration payable to the holders of redeemed Shares shall be the Subsidiary Capital Account balance for the series of such Shares as of the Redemption Date, as adjusted by the Board to reflect any contingent liabilities allocable to such account. Such consideration shall be paid within five (5) months of the Redemption Date, provided that the holder(s) of the redeemed Shares shall have delivered to the Company, certificates representing the Shares being redeemed duly endorsed and accompanied by such other documents as the Company may require. Such consideration shall bear interest from the Redemption Date until the earlier of the date of payment or the date that is five (5) months from the Redemption Date, at a rate equal to the rate of interest paid on 26-week United States Treasury Bills for the issue following the Redemption Date.

Upon redemption of the Shares as aforesaid, the holder(s) thereof shall cease to have any further interest in the shares being redeemed. Shares redeemed pursuant to this Section 3(6) shall return to the status of authorized but unissued Shares.

4.   Restrictions, if any, on share transfers:

     (a) Subject to the exceptions listed below, Shares (whether owned by the original or any subsequent holder thereof) shall not be transferred in any manner unless the holder(s) has furnished written notice to the Company which notice shall identify the proposed transferee of such Shares. The Company may elect, at any time within sixty (60) days of receipt of the notice of the proposed transfer, to purchase the shares identified in the notice required by this Section 4(a). If the Company elects to purchase such Shares, the price will be the balance of the Subsidiary Capital Account related to such series of Shares as of the last day of the fiscal quarter immediately preceding the date on which the offer to purchase was accepted by the Company (the "Repurchase Date") (or if less than all such Shares are offered, then the pro rata portion of such account attributable to the Shares offered). Payment by the Company may be deferred until the end of the fiscal quarter in which the offer to purchase was accepted by the Company. Shares purchased by the Company pursuant to this paragraph shall return to the status of authorized but unissued shares of such class. If the Company does not elect to purchase the Shares pursuant to this paragraph, they may be transferred to the party identified in the notice referred to above within sixty (60) days, subject to the requirements of the following paragraphs. After such further sixty (60) days, any attempted transfer of the Shares shall be subject to all the requirements of this paragraph.

     (b) In addition to the requirements of the preceding paragraph and except as provided in paragraph (d) below, transfers of less than all Shares of a series shall not be made unless the holder(s) has received the written consent of the Company thereto. A request for such consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer, and the consideration to be paid. The Company shall have sixty (60) days from receipt of such request to grant or withhold its consent to the intended transfer. If the Company fails to give its written consent, any subsequent transfer shall be void and of no effect.

     (c) Shares may not be transferred unless and until the Board has received such assurances of compliance with all applicable laws and regulations as it may deem necessary and the transferee has agreed to abide by the requirements set forth in the Stock Purchase Agreement entered into by the transferor. Certificates representing shares of any class of the Company's shares shall bear a legend substantially to the effect of this Section 4 of these Articles.

     (d) A sale, gift, assignment, pledge or other transfer of Shares shall be exempt from the requirements of paragraphs (a) and (b) of this Section 4 if the Board determines that the transferee or assignee of the shares is: (i) a member of the transferring shareholder's immediate family; (ii) a trust for the benefit of the transferring shareholder, or for the benefit of other exempted transferees described in this paragraph; (iii) if the transferor is a corporation, any shareholder of the transferor; (iv) if the transferor is a partnership, any of its partners; (v) a corporation which is controlled by or under common control with the transferor; (vi) the estate of a deceased shareholder or legatees and heirs of such deceased shareholder; (vii) a charitable or other qualifying organization described in Section 170(c)(2) of the United States Internal Revenue Code of 1986;
     (viii) in the case of a transfer of less than all of the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or (ix) a key employee of the entity with respect to which the Shares held by the transferor were issued.

7.   Other provisions if any:

No holder of shares of the Company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

Amendment of Articles and By-Laws:

The Company's Articles and By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of a majority of the Common shares and of the Shares present; provided that the rights associated with any series of Shares shall not be varied, unless the rights associated with all other series are similarly changed, without the affirmative vote of the holders of a majority of the Shares of each series present.

                                                                      APPENDIX B

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                                       AND

                              (Certified Purchaser)

                                -----------------
                                (Month/Date/Year)

Motors Mechanical Reinsurance
 Company, Limited
One Financial Place
Collymore Rock
St Michael, Barbados

Gentlemen:

The undersigned Shareholder (as more fully described below) hereby offers to purchase certain shares of stock of Motors Mechanical Reinsurance Company, Limited, a Barbados Corporation (the "Company"), upon the terms and conditions set forth herein. The Shareholder hereby tenders a check in the amount of the Purchase Payment (as defined herein), to be held in an escrow account with Barclays Bank PLC (the "Escrow Account"). This offer shall expire on the 120th day after the date hereof if the Company has not accepted it prior to such expiration date. The Shareholder acknowledges receipt of a prospectus dated June __, 2002 with respect to the stock described herein.

1.   DEFINITIONS

1.1 MIC The term "MIC" means Motors Insurance Corporation, a Michigan corporation.

1.2 MIC Mechanical Account The term "MIC Mechanical Account" means the separate business record maintained by MIC or any of its subsidiaries or affiliates to track volume, experience and commissions with respect to motor vehicle mechanical service agreements sold by:

(insert names and addresses of particular entity or entities selling new and/or used motor vehicles with respect to which the applicable MIC Mechanical Account is maintained).

1.3 Purchase Payment The term "Purchase Payment" means the $ ($75 (U.S.) x number of shares) paid hereunder as consideration for the purchase of the Shares.

Shareholder The term "Shareholder" means ________________________, taxpayer identification number ____________________, who is a citizen of
_____________________________, and who resides at
______________________________________________________ .

1.5 Shares The term "Shares" means ____________ shares (number of shares) of the authorized shares of a series of the participating stock of the Company, which series consists of 100 shares, and which is issued in respect of the MIC Mechanical Account.

1.6 The masculine gender is to be construed to include a female or an entity where the context of this Agreement so requires.

2.   REPRESENTATIONS

2.1 Representation of Shareholder The Shareholder represents that he has been duly certified (on the form furnished by the Company and attached hereto) by the owner(s) of the entity or entities with respect to which the MIC Mechanical Account is maintained and meets the requirements for this purchase and sale as set forth in the Articles of Incorporation of the Company (the "Articles"), copies of which are attached to the prospectus. (It is understood that, if more than one person owns the entity or entities referred to in the foregoing sentence, all such persons must join in the certification of the Shareholder.)

2.2 Representation of Company The Company represents that the issuance and sale of the Shares pursuant to this Agreement has been duly authorized by the Board in accordance with the Articles, and is consistent with the applicable provisions of Barbados law.

3.   PURCHASE AND SALE OF SHARES

Upon acceptance of this Agreement by the Company, the Company agrees to sell and issue to the Shareholder, and the Shareholder agrees to purchase, the Shares in consideration of the Purchase Payment.

4.   ESCROW OF PURCHASE PAYMENT

Subject to the following sentence, the Purchase Payment will remain on deposit in the Escrow Account until the Shares are issued by the Company. If this Agreement is not executed by the Company within 120 days of the date hereof, the Purchase Payment shall be refunded promptly together with any interest earned thereon. Following execution by the Company, the Shareholder shall have no right to withdraw the amount of the Purchase Payment or any interest earned thereon.

5.       COVENANTS OF THE COMPANY

5.1 Series of Participating Stock No more than 100 shares of the same series of participating stock as the Shares shall be issued by the Company, and no other series of such stock shall be issued with respect to the MIC Mechanical Account.

5.2 Reinsurance Business The business of the Company shall be limited to the reinsurance of motor vehicle mechanical breakdown risks underwritten by MIC or its subsidiaries or affiliates and identified with the MIC Mechanical Account and similar MIC accounts maintained with respect to entity or entities for which series of participating stock of the Company are issued and outstanding.

6.   LIMITATIONS BASED ON INADEQUATE CAPITAL

The Shareholder and the Company agree that if the Company cannot meet the minimum margin of solvency requirements under Barbados insurance law, then, to the extent the net asset value attributable to the Subsidiary Capital Account (the "Account") for the shares issued pursuant to this Agreement is less than its pro rata share (based on proportionate earned premium) of the Company's required net asset value, the Company shall reduce the business attributable to the Account, on a pro rata basis with such other accounts that are similarly deficient, by retrocession or some other means acceptable to the Company, to the extent necessary to permit the Company to meet the Company's required minimum margin of solvency.

7.   RESTRICTIONS ON TRANSFER

The Shareholder agrees to be bound by and shall be subject to all provisions in the Articles (including without limitation those with respect to the ownership and transfer of the Shares) that are in effect as of the date of this Agreement or that may be added in the future, and any amendments to such provisions. It is understood that the Company may place on the certificate for the Shares a legend stating in substance:

The sale, transfer, or other disposition of the shares evidenced by this certificate is restricted pursuant to provisions of the Articles of Motors Mechanical Reinsurance Company, Limited ("Company"), and the Stock Purchase Agreement ("Agreement") between the Company and the Shareholder, [dated], pursuant to which the shares were issued. Copies of the Articles and the Agreement may be examined at the registered office of the Company.

8.   MISCELLANEOUS

8.1 Severability If for any reason any provision of this Agreement shall be invalid or unenforceable, the validity of any or all of the remaining provisions shall not be affected thereby; provided, however, that the absence of such illegal or invalid provisions does not so materially alter the purpose of this Agreement such that the continuation of the arrangement contemplated by this Agreement would no longer be mutually beneficial to the Shareholder and the Company.

8.2 No Waiver The failure of any party to insist upon strict performance of any obligation hereunder shall not be a waiver of the party's right to demand strict compliance therewith in the future.

8.3 Governing Law This Agreement shall be governed by and construed in accordance with the laws of Barbados.

8.4 Counterparts This Agreement has been executed in multiple copies, each of which shall for all purposes constitute one Agreement, binding on the parties.

8.5 Assignment This Agreement is personal to the parties and, except as contemplated herein and in the Articles, no party shall have any right to assign any right or to delegate any duty hereunder, either voluntarily or involuntarily, or by operation of law.

8.6 Term of Agreement Except as herein expressly provided, this Agreement shall remain in force as long as the Shares remain outstanding. If not terminated sooner, this Agreement shall terminate upon the earlier of the redemption of the Shares or the liquidation of the Company.

8.7 Effect of Transfer The Shareholder shall be relieved of all restrictions and obligations and shall not be entitled to any further benefits under this Agreement upon transfer of all the Shares and upon the agreement of the transferee to be bound by the terms and conditions of this Agreement.

8.8 Amendment No change, modification, or amendment to this Agreement shall be valid or binding upon the parties hereto unless such change, modification, or amendment shall be in writing signed by all of the parties.

8.9 Integration This Agreement constitutes the full and complete agreement between the Shareholder and the Company.

8.10 Captions Titles or captions of sections, paragraphs or exhibits contained in or made a part of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

8.11 Notices Any and all notifications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notification, and shall be sent by registered or certified mail, postage prepaid
(1) if to the Shareholder, at the address set forth in Section 1.5 of this Agreement or at such other address as may have been furnished by the Shareholder to the Company in writing; or (2) if to the Company, in care of Motors Mechanical Reinsurance Company, Limited, One Financial Place, Collymore Rock, St. Michael, Barbados, W.I. For purposes of computing a time period, the date of mailing shall be the date of notification.

8.12 Survival of Representations and Warranties All agreements, representations, and warranties contained herein or made in writing by the Shareholder or the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, and the sale and purchase of the Shares under this Agreement.

8.13 Relationship to Articles The provisions of the Articles are incorporated herein to the extent relevant to this Agreement.

If the authorized representative of the Company executes this Agreement on its behalf, then this Agreement shall become a binding contract, subject to the terms and conditions set forth herein, between the Company and the Shareholder as of the date of the execution on behalf of the Company.



                                          Very truly yours,


                                          ______________________________________
                                          Print Name of Shareholder

                                          Title_________________________________

                                          Date__________________________________

The foregoing Agreement is hereby accepted and agreed to as of the date set forth below. Series P-_______ is hereby designated for the Shares described in this Agreement.




                                          MOTORS MECHANICAL REINSURANCE
                                          COMPANY, LIMITED

                                          By____________________________________

                                          Title_________________________________

                                          Date__________________________________


Note: Upon acceptance by the Company, a duly signed copy of this Agreement shall be sent to the Shareholder.

                                                                      APPENDIX C

                 MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                               CERTIFICATION FORM

The undersigned represent(s) that he (she)(they) is (are) the owner(s) of the entity or entities selling new and/or used motor vehicles doing business as ____________________________________________ (name of dealership(s)), with respect to which MIC Mechanical Account___ is maintained. The undersigned hereby designate(s) ______________________________________________________________
(name of purchaser), who resides at _________________________________________
(address of purchaser), to be deemed eligible to purchase shares of a series of the participating stock of Motors Mechanical Reinsurance Company, Limited (the "Company") pursuant to the Articles of Incorporation of the Company. The undersigned further represent(s) that all beneficial owners of the dealership have consented to this designation.

_________________________                 ______________________________________
Date                                      Signature of Dealership Owner

                                          ______________________________________
                                          Print Name of Dealership Owner

                          (Names of Co-Owners, if any)

_________________________                 ______________________________________
Date                                      Signature of Co-Owner

                                          ______________________________________
                                          Print Name of Co-Owner

_________________________                 ______________________________________
Date                                      Signature of Co-Owner

                                          ______________________________________
                                          Print Name of Co-Owner

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses, all of which were paid by Motors Insurance Corporation, in connection with the initial offering described in the Registration Statement:


   Registration Fee -- Securities and
        Exchange Commission..................................   $     188

   State "Blue Sky" fees.....................................   $  25,000

   Accountants Fees and Expenses ............................   $  10,000

   Legal Fees and Expenses ..................................   $  30,000

   Printing and Engraving ...................................   $   8,000

   Miscellaneous ............................................   $      --

                                   -------

   Total Expenses ...........................................   $  64,786

                                   -------

--------------------------------------------------------------------------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Paragraph 10 of Registrant's By-Laws provides for the indemnification of Registrant's officers and directors (and such persons' heirs, executors and administrators) against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, enterprise or organization, except with respect to any matter for which indemnification would be void pursuant to the Companies Act, 1982 of Barbados (the "Companies Act").

Under the Companies Act, indemnification of Registrant's officers and directors against any liability which would attach by reason of any contract entered into or act or thing done or omitted to be done by them in performance of their office or in any way in the discharge of their duties, if the same happens through their not acting in good faith and in the best interest of the Registrant is void.

The position of the Securities and Exchange Commission regarding indemnification for liabilities arising under the Securities Act of 1933 is set forth under Item 17, paragraph 4 of this Part II.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

A. Exhibits:

     4    Restated Articles of Incorporation (filed as Appendix A to the
          Prospectus).

     5    Opinion of Peter R.P. Evelyn.

     10   (a)  Form of Principal Retrocession Agreement between Motors Insurance
               Corporation and Registrant filed by reference to Exhibit 10(a) of the Registration Statement on Form S-1, File No. 33-6534, dated
               June 18, 1986.

          (b) Form of Supplemental Retrocession Agreement between Motors Insurance Corporation and Registrant filed by reference to
               Exhibit 10(b) of the Registration Statement on From S-1, File No. 33-6534 dated June 18, 1986.

          (c) Specimen Stock Purchase Agreement (filed as Appendix B to the Prospectus).

          (d) Amended and Restated Stock Purchase Agreement between Registrant and Motors Insurance Corporation filed by reference to Exhibit 10(d) to Amendment No. 1 to Registration Statement on Form S-1, File No. 33-6534, dated February 12, 1987.

          (e) Insurance Management Agreement between Registrant and Aon Insurance Managers (Barbados) Ltd. (previously Alexander Insurance Managers (Barbados) Ltd.) effective January 1, 1996, filed by reference to Exhibit 10(e) to Annual Report on From 10-K, File No. 33-6534, for the year ended December 31, 1996.

          (f) Investment Management Agreement between Registrant and BlackRock International, Ltd. filed by reference to Exhibit 10(f) to Annual Report on Form 10-K, File No, 33-6354 for the year ended December 31, 1999.

     23   (a) Consent of Peter R.P. Evelyn.

          (b)  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

          (c)  Consent of Deloitte & Touche, Independent Chartered Accountants.

     99   (a) Certification Form (filed as Appendix C to the Prospectus).

          (b) Guarantee issued by the Ministry of Finance of Barbados filed by reference to Exhibit 99(b) to Amendment No. 2 to Registration Statement on Form S-2, File No. 33-6534.

          (c) Certificate of Barbados Residency filed by reference to Exhibit 28(c) of Amendment No. 1 to Registration Statement on Form S-1, File No. 33-6534, dated February 12, 1987.

B. Financial Statement Schedules:

No financial statement schedules are submitted herewith because the information is included elsewhere in the financial statements or the notes thereto or such schedules are not applicable.

ITEM 17.  UNDERTAKINGS

The Company hereby undertakes:

(1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Michael, Barbados, on May 8, 2002.

                                     MOTORS MECHANICAL REINSURANCE COMPANY,
                                     LIMITED

                                     By s/Ronald W. Jones
                                       -----------------------
                                      Ronald W. Jones, Vice-President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE               TITLE                                    DATE
      ---------               -----                                    ----
  s/William B. Noll           Chairman and Chief Executive           May 2, 2002
-----------------------        Officer and Director
   William B. Noll            (Principal Executive Officer)


  s/Ronald W. Jones           Vice-President (Principal              May 8, 2002
-----------------------        Financial and Accounting Officer)
   Ronald W. Jones

                              Executive Vice-President and Director
-----------------------
 Thomas D. Callahan.

 s/John J. Dunn, Jr.          Vice-President and Director            May 2, 2002
-----------------------
  John J. Dunn, Jr.

s/Robert E. Capstack          Vice-President and Director            May 2, 2002
-----------------------
 Robert E. Capstack

s/Peter R. P. Evelyn          Director                               May 8, 2002
-----------------------
 Peter R. P. Evelyn

s/Harvey J. Koning
-----------------------       Director                               May 8, 2002
  Harvey J. Koning